UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
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Hickory Tech Corporation
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221 East Hickory Street
P.O. Box 3248
Mankato, MN 56002-3248

NOTICE OF ANNUAL MEETING
OF SHAREHOLDERS TO BE HELD ON
TUESDAY, MAY 6, 2014

The Annual Meeting of the Shareholders of Hickory Tech Corporation ("HickoryTech") will be held at the Mankato Civic Center, located at 1 Civic Center Plaza (at the corner of Riverfront Drive and Hickory Street) in Mankato, Minnesota, on Tuesday, May 6, 2014 at 10:00 a.m., Central Daylight Time, for the following purposes:

1.	Elect the three directors named in this proxy statement to serve for ensuing three-year terms;
2.	Approve an amendment to our Articles of Incorporation to change our corporate name to Enventis Corporation;
3.	Approve an amendment of HickoryTech By-laws to eliminate the maximum age at which a HickoryTech Director can stand for election;
4.	Ratify Moss Adams LLP as our independent registered public accounting firm and auditors for 2014; and
5.	Transact such other business as may properly come before the meeting or at any adjournment thereof.

The Board of Directors has fixed the close of business on March 14, 2014, as the record date for the determination of shareholders entitled to notice of, and to vote at, the Annual Meeting and any adjournment thereof.

Shareholders of record as of March 14, 2014 have been mailed a notice of availability of proxy materials which indicates how to access our proxy materials and vote through the Internet or by mail. The notice also includes instructions on how to receive a printed copy of our Annual Meeting materials including our proxy and Annual Report on Form 10-K, by mail, if desired.

You are cordially invited to attend the Annual Meeting. To ensure that your vote is counted at the Annual Meeting, please vote as promptly as possible.

BY THE ORDER OF THE
BOARD OF DIRECTORS
HICKORYTECH CORPORATION

Diane L. Dewbrey
Board Chair

Mankato, Minnesota
March 24, 2014

Important notice regarding the availability of proxy materials for the shareholder meeting to be held on
May 6, 2014: The Proxy Statement, the form of our proxy card, and fiscal 2013 Annual Report on Form 10-K are available online at www.hickorytech.com/proxy.

HICKORYTECH CORPORATION
221 East Hickory Street
P.O. Box 3248
Mankato, MN 56002-3248

PROXY STATEMENT
ANNUAL MEETING OF SHAREHOLDERS
TO BE HELD ON TUESDAY, MAY 6, 2014

SOLICITATION

The Company has made our Annual Meeting materials available to you on the Internet.  Or, upon your request, printed versions of these materials will be made available to you by mail, in conjunction with the Company's solicitation of proxies for use at our Annual Meeting of Shareholders to be held at the Mankato Civic Center, located at 1 Civic Center Plaza (at the corner of Riverfront Drive and Hickory Street) in Mankato, Minnesota on Tuesday, May 6, 2014, at 10:00 a.m. (Central Daylight Time) or at any adjournment of that meeting.  All properly executed proxies will be voted at the meeting.

INTERNET AVAILABILITY OF ANNUAL REPORT AND PROXY MATERIALS

As provided under U.S. Securities and Exchange (SEC) rules, we are furnishing proxy materials to our shareholders primarily via the Internet, instead of automatically mailing printed copies to each shareholder.  Beginning March 24, 2014, we mailed to our shareholders a notice containing instructions on how to access our proxy materials, including our proxy statement and our Annual Report on Form 10-K.  This notice also instructs you on how to vote through the Internet or by mail.  If you previously elected to have a full set of our proxy materials mailed to you, you will continue to receive these materials via the mail until you elect otherwise.  If you have previously elected to receive our proxy materials electronically, you will continue to receive these materials via e-mail until you elect otherwise.  This process is designed to expedite shareholders' receipt of proxy materials, lower the cost of the annual meeting and help conserve natural resources.  However, if you would prefer to receive printed proxy materials, please follow the instructions included in the notice.

REVOCABILITY OF PROXY

Your proxy may be revoked at any time before it is exercised by filing a later dated proxy (by mail, Internet or telephone) or a written notice of revocation with our Corporate Secretary, or by voting in person at the Annual Meeting. Unless it is revoked, your proxy will be voted in the manner set forth in this proxy statement or as you specify in your proxy card.

VOTING

You must be a shareholder of record at the close of business on March 14, 2014 to be entitled to vote at the Annual Meeting.  As of that date, there were _________ shares of our common stock outstanding.

For each share held, shareholders may cast one vote for each proposal identified on the notice.  For each share held, you may cast one vote for each of the three directorships to be filled at this meeting. If you do not wish your shares to be voted for a particular nominee, please so indicate in the space provided on the proxy card. You may vote your shares by Internet, toll-free telephone call or by mail. The procedures for voting by Internet and by mail are described on the notice. The Internet and telephone voting procedures are designed to verify your identity, allow you to give voting instructions, and confirm that your instructions have been recorded properly.   You may also request written proxy materials, including a proxy card by following the instructions included in the notice.

A majority of the outstanding shares must be represented in person or by proxy in order to consider the items of business at the meeting.  We will count abstentions as present or represented at the meeting for purposes of determining whether a quorum exists and for purposes of calculating the number of votes cast, but will not consider abstentions as votes in favor of the matter.  We will treat broker non-votes as present and entitled to vote for purpose of the presence of a quorum, but not present and entitled to vote for purposes of determining whether the requisite vote has been obtained on a specific matter.  Therefore, broker non-votes will have no effect on the outcome of the matter.

A plurality of the voting power of the shares present or represented at the meeting and entitled to vote at a meeting at which a quorum is present is required for the election of each director.

ITEMS REQUIRING YOUR CONSIDERATION

The following items in this proxy statement require your consideration and approval:

1.	Election of three directors named in this proxy statement for three-year terms..

2.	Approval of an amendment to our Articles of Incorporation to change our corporate name to Enventis Corporation;

3.	Approval of an amendment to the Company By-laws to eliminate the maximum age requirement associated with a Director standing for election.

4.	Ratification of Moss Adams LLP as the Company's Independent Registered Accounting Firm and Auditors for 2014. See page 7.

PROPOSAL 1:
ELECTION OF DIRECTORS

Our Board of Directors ("Board") is divided into three classes with each class of directors serving for a three-year term. You are being asked to consider the election of three directors at the Annual Meeting.  The terms of directors Robert D. Alton, Jr., R. Wynn Kearney, Jr., and Dale E. Parker expire in 2014. The Board has nominated Messrs. Alton, Kearney and Parker for re-election to the Board, each for three-year terms.  The Board has determined that each nominee is independent based on NASDAQ's corporate governance requirements.  Proxies may not be voted for more than three nominees.

Mr. Jacobson retired from our Board, effective May 7, 2013.  His director position on the Board was not filled.  The Board believes it can effectively represent the shareholders and carry out their responsibilities with an eight-member Board at this time.  There are currently eight directors on our Board of Directors, all of whom have served as directors for more than one year.

The following provides information, as of February 28, 2014, about the nominees for election.  The biographies of each of the nominees and continuing directors contain information regarding the person's service as a director, business experience, director positions held currently or at any time during the last five years, information regarding involvement in certain legal or administrative proceedings, if applicable, and the experiences, qualifications, attributes or skills that caused the Governance/Nominating Committee and the Board to determine that the person should serve as a director for our Company in 2014.

The Board of Directors Recommends that Shareholders Vote "FOR"
All Nominees

You may vote for all, some or none of the nominees for election to the Board. Unless authority to vote is withheld, the persons named as proxies will vote FOR the election of each of the above-listed nominees. If any of the nominees are not candidates for election at the meeting, which is not presently anticipated, the persons named as proxies will vote for such other person or persons as they may, in their discretion, determine. Directors will be elected by a plurality of the votes cast.

The following table provides information about our directors, whose terms expire in 2014, 2015 and 2016.

TERMS ENDING IN 2014 AND NOMINEES FOR TERMS ENDING IN 2017

ROBERT D. ALTON, JR. has served as a director since 1993.  Mr. Alton, age 65, served as President, Chief Executive Officer (CEO) and Chair of the HickoryTech Board from 1993 to 2002.  Prior to joining HickoryTech, Mr. Alton served as President of Telephone Operations for Contel Corporation, a provider of telecommunication services, and was employed in various executive and financial capacities at Contel Corporation for 21 years.  Mr. Alton's qualifications to serve on our Board include extensive experience in the telecommunications industry, his executive leadership experience and his financial expertise.

R. WYNN KEARNEY, JR. has been a director since 1993 and served as Chair of the HickoryTech Board from January 2007 to December 2008.  Mr. Kearney, age 70, practiced orthopaedic surgery for more than 40 years before retiring from the Orthopaedic & Fracture Clinic, P.A. in 2012. Mr. Kearney is a minority owner of the Minnesota Timberwolves NBA basketball team.  Mr. Kearney has served as an Associate Clinical Professor of the University of Minnesota Medical School.  He previously served as a director of Exactech, Inc. of Gainesville, Florida, a developer, manufacturer and distributor of orthopaedic implant devices to hospitals and physicians.  Mr. Kearney's qualifications to serve on our Board include cross-board experience gained from service on multiple private, public company, and non-profit boards, and his leadership experience in business and professional organizations.

DALE E. PARKER has been a director since 2006 and served as Chair of the HickoryTech Board from January 2011 to May 2013.  Mr. Parker, age 62, has been the Chief Operating Officer (COO), Chief Financial Officer (CFO) and Treasurer for Image Sensing Systems since June 2013. Mr. Parker also continues to serve on the board of Image Sensing Systems, Inc., of St. Paul, Minnesota, a technology company focused in infrastructure improvement through the development of software–based detection solutions for the intelligent transportation systems sector.  Mr. Parker served as interim CFO for Ener1, Inc. from 2011 to 2012. Ener1, Inc. is an energy storage technology company that develops lithium-ion-powered storage solutions for application in the electric utility, transportation and industrial electronics markets.  In 2010, Mr. Parker worked as CFO of Neenah Enterprises, Inc., an independent foundry. From 2009 to 2010 Mr. Parker was the Vice President of Finance for Paper Works, a producer of coated recycled paper board.  Mr. Parker was CFO at Forest Resources, LLC, a company focused on paper product production and conversion, from 2007 to October 2008.  Mr. Parker is a CPA and holds an MBA.  Mr. Parker's qualifications to serve on our Board include his extensive experience working in senior executive positions for both public and private companies in a variety of industries and his expertise with financial statement preparation and SEC reporting gained from his experience as a CFO.

CONTINUING DIRECTORS
TERMS ENDING IN 2015

LYLE T. BOSACKER has served as a director since 1988.  Mr. Bosacker, age 71, retired as President of CEO Advisors, Inc., a management consulting and information system planning services firm, in 2004.  Mr. Bosacker served as the Director of Corporate Information Services for International Multifoods from 1991 to 1993 and as its Director of Corporate Information Systems Planning from 1987 to 1991.  Mr. Bosacker's qualifications to serve on our Board include his IT, telecommunications and business leadership experience, and his experience in management consulting as an owner of his own business.

MYRITA P. CRAIG has served as a director since 1998 and as Chair of the HickoryTech Board from January 2003 to December 2004 and has been Vice Chair of the HickoryTech Board since May 2013.  Ms. Craig, age 59, has been the COO of the YMCA of Greater Cincinnati since June 2013. Ms. Craig served as President and is an equity partner for Blackbook HR group since September 2010.  Ms. Craig was previously engaged with the Cincinnati USA Regional Chamber as Executive Director, office of Agenda 360, from January 2009 through August 2010.  She served as the Vice President of the Cincinnati USA Regional Chamber from June 2002 through January 2009 and was the Chief Executive Officer of Sapientia Consulting from May 1999 through June 2002.  Prior to establishing the consulting firm, Ms. Craig was employed, from 1984 to 1999, by Cincinnati Bell, Inc., a provider of telecommunication services, where she had assignments in strategic planning, corporate development, and operations, lastly as Vice President of Customer Sales and Service.  Ms. Craig's qualifications to serve on our Board include extensive experience in the tele-communications industry and her executive leadership, general business, customer operations, strategic planning and marketing experience.

JOHN W. FINKE has served as a director since 2006.  Mr. Finke, age 51, has served as President and CEO of HickoryTech Corporation since 2006. Mr. Finke has been with HickoryTech since 1996, and served as HickoryTech's COO and Executive Vice President from 2005 to 2006, its President of Telephone Operations from 2003 to 2005, and President of HickoryTech's Network Design and Operations Division from 2000 to 2003. Prior to joining HickoryTech, Mr. Finke held numerous engineering and management positions with GTE Telephone Operations and Contel Corporation from 1984 to 1996.  Both companies were providers of telecommunications services. Mr. Finke holds an MBA. His qualifications to serve on our Board include his extensive experience in the communications industry, his operational, senior leadership and deep technical experience, and his experience with acquisitions and divestitures, and the integration of acquisitions.

CONTINUING DIRECTORS
TERMS ENDING IN 2016

JAMES W. BRACKE has been a director since 2004 and served as Chair of the HickoryTech Board from January 2009 through December 2010.  Mr. Bracke, age 66, serves as the President for National Green Gas LLC, which employs a novel green technology to economically destroy medical wastes.  Since 2006, Mr. Bracke has served as the President of Boulder Creek Consulting, LLC, a business and technology consulting firm.  From 2004 to 2006, Mr. Bracke served as Vice President of EPIEN Medical, a privately held medical device company focused on developing, manufacturing and marketing agents for skin disorders.  From 1981 to 2004, Mr. Bracke was President and CEO and a director of Lifecore Biomedical, Inc., a healthcare medical device manufacturer.  He is currently a director of Image Sensing Systems, Inc., of St. Paul, Minnesota, a technology company focused in infrastructure improvement through the development of software-based detection solutions for the intelligent transportation systems sector.  Mr. Bracke's qualifications to serve on our Board include extensive experience in senior executive management positions in the public-reporting corporate environment, financial expertise, and cross-board experience from serving as a director for three public organizations.

DIANE L. DEWBREY has been a director since 2009 and has served as Chair of the HickoryTech Board of Directors since May 2013.  Ms. Dewbrey, age 49, has been employed by Foundation Bank, a Washington State chartered commercial bank, since 2006, most recently as CEO and director.  Ms. Dewbrey was employed by Fifth Third Bancorp, a diversified financial services company, from 1987 to 2005, lastly as Director of Central Operations, Bancorp Corporate Officer and Senior Vice President.  Ms. Dewbrey's qualifications to serve on our Board include senior leadership experience serving as CEO of a commercial bank and specific expertise and knowledge in the various areas of banking, finance, corporate governance, compensation, operations, sales, and mergers and acquisitions.

PROPOSAL 2:
Approval of an Amendment to Our Articles of Incorporation to Change Our Corporate Name to Enventis Corporation

Our Board of Directors has adopted resolutions approving, declaring advisable and recommending that our shareholders approve, an amendment to our Articles of Incorporation to change our corporate name from Hickory Tech Corporation to Enventis Corporation.  If approved by our shareholders, the change in our corporate name will become effective upon the filing of an Articles of Amendment to our Articles of Incorporation. The full text of Article I of our Articles of Incorporation, as proposed to be amended, is as follows:

Article I

The name of the corporation is Enventis Corporation.

We currently plan to submit the Articles of Amendment to our Articles of Incorporation to the Minnesota Secretary of State for filing as soon as practicable after receiving the required approval of our shareholders at the Annual Meeting.

The purpose of the proposed name change is to align our corporate name with our service brand and how we conduct business.  We are no longer exclusively a provider of landline telephone and related services.  Although these services remain an important aspect of our overall business, in the last eight years we have expanded our business to provide voice over Internet Protocol, advanced data and fiber services, managed and hosted services and equipment and IT solutions.

We have marketed the Enventis brand in the regions outside of our Telecom operations since 2006, including: Minneapolis/St. Paul, Minnesota; northern Minnesota; Fargo, North Dakota; and Des Moines, Iowa.

Our Board of Directors believes that the proposed name change will better represent our company and the services it offers customers, will more accurately reflect our business and will not encumber the company with a name that limits how our customers and the public perceive us.  Accordingly, we began conducting business exclusively under the Enventis brand on October 7, 2013.

If approved by our shareholders, the change in our corporate name will not affect the validity of any of our existing certificates representing shares of our common stock that bear the name Hickory Tech or any of our prior names or stock options or other equity-based instruments that provide for the issuance of shares of our common stock.  Our capital structure will not be impacted in any way.  If the name change is approved, shareholders with shares in certificate form may continue to retain their existing certificates and the number of shares of common stock represented by those certificates will remain unchanged.  Certificates that are issued after the name change becomes effective will bear our new name, Enventis Corporation.  If the name change is approved, our ticker symbol will change from HTCO to ENVE.

If the proposal to change our name is not approved, the proposed amendment to our Articles of Incorporation will not be submitted to the Minnesota Department of State for filing, and our formal corporate name will remain as Hickory Tech Corporation.

Approval of the amendment to our Articles of Incorporation to change our corporate name requires the affirmative vote of holders of two-thirds of the shares of our common stock issued and outstanding as of March 14, 2014.

Our Board of Directors has determined it is in the best interest of the Company, and in the best interest of our shareholders, to change the corporate name of the Company to Enventis Corporation. The Board of Directors recommends a vote in favor of the proposal to approve the amendment to our Articles of Incorporation to change our corporate name to Enventis Corporation and the persons named in the enclosed proxy, unless otherwise instructed therein, will vote such shares FOR this proposal.

The Board of Directors Recommends that Shareholders Vote "For" This Proposal 2

PROPOSAL 3:
APPROVAL OF AN AMENDMENT TO OUR COMPANY BY-LAWS TO ELIMINATE THE AGE 72 RESTRICTION FOR DIRECTOR ELECTIONS

HickoryTech has determined that it is the best interest of the Company to amend Section 2.01 of the HickoryTech By-laws to eliminate the maximum age requirement for directors standing for election. This proposal is being made pursuant to Section 302A.181 of the Minnesota Business Corporation Act, which requires that shareholders approve any changes to the By-laws affecting qualifications of directors.

Our Board of Directors has adopted a resolution approving, declaring advisable and recommending that our shareholders approve, an amendment to Section 2.01 of our Company By-laws to eliminate the restriction that directors who are age 72 or above are not allowed to stand for election to our Board of Directors.  This change will become effective upon approval by the shareholders.  The purpose of this By-law change is to allow for the most effective Board, without consideration for age.  We believe Directors should be selected based on their qualifications, background and ability to contribute to our Board and that age should not be a factor in determining their ability to engage on the Board and represent our shareholders' interests. We also believe our director nomination process and our ongoing board and director evaluation processes are comprehensive and adequate to manage director performance and control tenure where appropriate.  Our director nomination and board evaluation processes include: identification of skill requirements for the Board and regular review of the current director skill sets considering those requirements; our overall Board evaluation which annually reviews the effectiveness and operations of the Board and committees; and our recently deployed peer review which evaluates individual director performance through a formal review and feedback process.

In order for this proposal to pass, it must receive the affirmative vote of shareholders equal to the greater of (1) a majority of the voting power of the shares present and entitled to vote on this item of business, or (2) a majority of the voting power of the minimum number of the shares entitled to vote that would constitute a quorum for the transaction of business at this meeting.

Our Board of Directors has determined it is in the best interests of our shareholders to make this amendment to our By-laws and recommends a vote in favor of this proposal, and the persons named in the enclosed proxy, unless otherwise instructed therein, will vote such shares FOR this proposal.

The Board of Directors Recommends that Shareholders Vote "FOR"
This Proposal 3

PROPOSAL 4:
RATIFICATION OF INDEPENDENT AUDITORS

At this time the Audit Committee is recommending the firm Moss Adams LLP as the independent auditor to audit the financial statements of HickoryTech for the fiscal year ending December 31, 2014.  Although shareholder ratification of HickoryTech's auditors is not required by our Company By-laws or otherwise, we are submitting the selection of HickoryTech's auditors to our shareholders for ratification to permit shareholders to participate in this important corporate decision. If not ratified, the Audit Committee will reconsider the selection, although the Audit Committee will not be required to select a different independent auditor. The Audit Committee maintains the right to appoint, review and discharge HickoryTech's independent auditors at anytime.  Moss Adams LLP conducted the audits of HickoryTech's financial statements for the fiscal year ending December 31, 2013.

In order for this proposal to pass, it must receive the affirmative vote of shareholders equal to the greater of (1) a majority of the voting power of the shares present and entitled to vote on this item of business, or (2) a majority of the voting power of the minimum number of the shares entitled to vote that would constitute a quorum for the transaction of business at this meeting.

Our Board of Directors recommends a vote in favor of this proposal and the persons named in the enclosed proxy unless otherwise instructed therein, will vote such shares FOR this proposal.

The Board of Directors Recommends that You Vote "FOR" Ratification of Moss Adams LLP as Independent Auditor

COMPENSATION OF DIRECTORS

We pay our directors through a role-based versus activity-based compensation structure and compensate directors for their ongoing consultation, participation and engagement versus solely on meeting attendance.

In 2012, our Board retained the services of Sibson Consulting, a compensation consultant, to assess our directors' compensation program and to provide feedback and recommendations on program effectiveness and compensation delivery practices. The review indicated that our director compensation lagged the median compensation of directors at similarly sized companies. Based on that, effective January 1, 2013, the Board increased the retainer associated with Board service, service as Board Chair and service on the Audit Committee and as Audit Committee chair as outlined below, in order to increase the competiveness of total director compensation.

Effective January 1, 2013, the annual Board retainer for each independent director is $60,000. Of this retainer, $30,000 is paid in HickoryTech stock, with the option to receive the remaining $30,000 of the annual retainer in cash or in shares of HickoryTech common stock.

To compensate for leadership responsibilities, the Board Chair receives an annual retainer, in addition to the retainer for serving as a Board director.  Effective January 1, 2013, the annual retainer for the Board Chair is $31,000.

Effective January 1, 2013, each Audit Committee member receives an annual retainer of $7,000 with the Audit Committee chair receiving an additional $9,000 for the responsibilities associated with serving as chair.   Each Compensation Committee member receives an annual retainer of $5,000 with the Compensation Committee chair receiving an additional $6,000 annual retainer for serving as chair.  Each Governance/Nominating Committee member and Finance and Planning Committee member receives an annual retainer of $5,000 with the chairs of these committees receiving an additional $5,000 annual retainer for the responsibilities associated with serving as committee chair.  If an ad hoc committee is established by the Board, the Compensation Committee will establish appropriate compensation for the ad hoc role.

All retainers for Board or committee roles are paid quarterly.  The Board's expectation is that each director regularly participates in meetings, attending at least 75% of all scheduled Board and committee meetings for the committees of which they are members. Directors are also reimbursed for all travel expenses associated with meeting attendance.  Directors are eligible to participate in the HickoryTech Foundation Matching Gift Program. This Program allows a match of up to $1,000 for eligible non-profit donations in each Foundation fiscal year.

Directors who have served three consecutive Board terms or who leave the Board as the result of a change of control, are entitled to receive a $20,000 annual retainer for three years after they terminate their positions as Board members.  They also continue to be eligible for matching charitable gift contributions through the

HickoryTech Foundation during this three-year period.  With the exception of Mr. Finke, these benefits are available to each director who was a director on the Board as of April 29, 2008.  Any director joining the Board after April 29, 2008 is not eligible for these benefits.

Because he is an employee of HickoryTech, Mr. Finke, our Chief Executive Officer and member of our Board of Directors, receives none of these fees or equity grants for his service as a member of the Board.

DIRECTOR COMPENSATION FOR 2013

Name(1)	Fees Earned or Paid in Cash ($)(2)	Stock Awards ($)(3)	Option Awards ($)(4)	Non-Equity Incentive Plan Compensation ($)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)	All Other Compensation ($)(5)	Total ($)
Robert D. Alton, Jr.	47,000	30,000	-	-	-	250(5)	77,250
Lyle T. Bosacker	45,250	30,000	-	-	-	-	75,250
James W. Bracke	54,250	30,000	-	-	-	-	84,250
Myrita P. Craig	42,100	30,000	-	-	-	800(5)	72,900
Diane L. Dewbrey	61,900	30,000	-	-	-	-	91,900
Lyle G. Jacobson(6)	14,000	10,500	-	-	-	13,000(7)	37,500
R. Wynn Kearney, Jr.	37,450	30,000	-	-	-	-	67,450
Dale E. Parker	59,300	30,000	-	-	-	6,720(8)	96,020

(1)	Mr. Finke, our President and Chief Executive Officer, also serves as a director and is not included in this table because he does not receive compensation for his service as a director. The compensation received by Mr. Finke as an employee is shown on the Summary Compensation Table on page 28.
(2)	This column reflects all fees paid or payable in cash. If a director has forgone cash payment of the annual retainer for compensation in the form of HickoryTech common stock, the amount is shown in the Fees Earned or Paid in Cash Column instead of the Stock Awards Column. Mr. Bosacker and Mr. Jacobson have each elected to forgo the cash payment of the annual Board retainer for compensation in the form of HickoryTech common stock.
(3)	Reflects the aggregate grant date fair value of stock received in 2013, computed in accordance with FASB ASC Topic 718.
(4)	There were no stock option awards granted to directors in fiscal year 2013. As of December 31, 2013, there is only one director with outstanding stock options: Mr. Bracke has 5,000 options outstanding.
(5)	Directors may participate in the HickoryTech Foundation Matching Gift Program on the same terms as HickoryTech employees. Under the Matching Gift Program, the Foundation matches up to $1,000 a year in contributions by any full-time employee or director to eligible charitable organizations. The Foundation's fiscal year runs from March through February. The amounts shown for Mr. Alton and Ms. Craig reflect all matches made on behalf of the directors through the HickoryTech Foundation Matching Gift Program.
(6)	Mr. Jacobson retired from the HickoryTech Board effective May 7, 2013.
(7)	The amount shown reflects the portion of the annual retainer that Mr. Jacobson received based on his retirement from the Board. Eligible directors receive $20,000 annually for three years after they terminate their positions as Board members.
(8)	The amount shown for Mr. Parker reflects the 2013 accrual for the Board retainer due to eligible directors when they leave the Board after serving three consecutive Board terms or, regardless of the length of service, after a change in control and related events concerning HickoryTech. This benefit is available only to directors who were on the Board prior to April 29, 2008. For all other eligible directors, this benefit has been fully accrued.

CORPORATE GOVERNANCE MATTERS

The Board Of Directors And Committees

During fiscal year 2013, our Board of Directors held seven meetings.  All but one of the meetings were regularly scheduled.  We have four Board committees. Each director attended at least 75% of the Board meetings and committee meetings for their assigned committees, with the exception of Mr. Alton who attended 59% of the Board and committee meetings.  The Governance Committee closely reviews attendance and addresses any situation where attendance is less than 75%. It is the Board's philosophy and practice to review and discuss director performance, including attendance, on a regular basis during the year.  The Chair of the Board met with Mr. Alton on several occasions during the year to discuss his specific situation, and the results of those conversations were considered by the Governance Committee along with Mr. Alton's overall contributions and engagement during the year. Mr. Alton believes unusual circumstances were present during 2013 and that he will attend more than 75% of Board and committee meetings in the future.  It is HickoryTech's philosophy that all directors participate in the Annual Shareholder Meeting and all directors attended the Annual Meeting held May 7, 2013.

The Board of Directors maintains having an independent director serve as Chair of the Board, separate from HickoryTech's CEO position, is an effective and efficient leadership structure for the Company and demonstrates our commitment to good corporate governance.  This structure ensures a greater role for the independent directors in the oversight of the Company. The independent Chair is elected by the Board annually and a director can serve in that role for no more than three consecutive one-year terms.

The Board is actively involved in the oversight of risks that could affect the Company.  This oversight is conducted primarily through committees of the Board, but the full Board has retained responsibility for general oversight of risks, with review of certain areas being conducted by the relevant Board committees. The Audit Committee reviews with management and, to the extent the Audit Committee deems it appropriate, with the Company's independent auditors or counsel to the Company, compliance with laws and regulations, major pending litigation, and risks and exposures relating to financial reporting, particularly disclosure and SEC reporting, internal control over financial reporting, internal and independent auditor conclusions, financial policies, and tax matters.  The Audit Committee also has responsibility for the implementation and oversight of the ongoing enterprise risk management process including identifying, prioritizing, and assigning ownership of key risks.  The Compensation Committee reviews executive compensation to ensure the programs support the Company strategy and help drive achievement of the Company objectives, and the Committee also reviews the program risks to determine whether executive compensation policies and practices are reasonably likely to have a material adverse effect on the Company.   The Governance/Nominating Committee reviews with management and, as the Governance/Nominating Committee deems useful, consultants or legal counsel, the areas of material risk to the Company relating to management continuity and succession planning, Board and Board committee continuity and succession, directors' education and training, and other corporate governance matters.

Our Board has determined, based on written questionnaires and inquiry that, with the exception of Mr. Finke, our CEO, each of our directors is "independent" under applicable rules.  Except for Mr. Finke and Mr. Alton, no director identified any dealings between the director, members of the director's family, or any controlled entity and HickoryTech, other than dealings in the director's capacity as such.  In considering Mr. Alton's independence, the Board considered (1) his prior services as an officer, and (2) the Supplemental Retirement Account, retiree health care benefit and a small telephone concession benefit we maintain on his behalf as a former officer of the Company. Because Mr. Alton's service as an officer terminated more than 11 years ago and the continuing retirement benefits he receives were not believed significant, the Board concluded that Mr. Alton is independent.

The Audit Committee consists of Messrs. Bracke (chair), Alton, Bosacker and Parker, each of whom is an independent director within the meaning of the requirements of the NASDAQ Stock Market applicable to Audit Committees.  The Audit Committee reviews Company financial statements and reports prior to their filing and public distribution, it evaluates the adequacy of Company internal controls over financial reporting and it meets with independent auditors on these matters.  The Audit Committee is responsible for retaining, compensating and overseeing the work of the independent auditor, as well as reviewing their qualifications, independence and performance.

The Audit Committee assesses the system of compliance with legal and regulatory matters and reviews all related party transactions.  Although the Audit Committee does not have written policies as to the standards of approval of such transactions, the Audit Committee will only approve of such transactions which it believes are in the best interests of the Company and on terms at least as favorable as could be obtained from unaffiliated parties.

The Audit Committee establishes a procedure for receipt and review of complaints and of employee concerns regarding accounting or auditing matters, or fraud.  The Audit committee also has responsibility for the implementation and oversight of the ongoing enterprise risk management process including identifying, prioritizing, and assigning ownership of key risks.  Each member of the Audit Committee has the ability to read and understand fundamental financial statements.  The Board has determined that in addition to being independent, Mr. Alton is an "Audit Committee Financial Expert" as such term is defined under the applicable SEC rules.  The Board adopted and approved a written charter for the Audit Committee, a copy of which can be found on the Company's website, http://investor.hickorytech.com.  This Committee held five meetings in 2013.

The Compensation Committee consists of Messrs. Parker (chair), Bosacker, Bracke and Kearney, each of whom is an independent director under applicable NASDAQ rules.  The Compensation Committee is responsible for determining the compensation for executive officers and directors, and assessing the effectiveness and risk exposure of the compensation programs.  The Compensation Committee makes recommendations to the Board regarding compensation for executive management and directors of HickoryTech.  The Board adopted and approved a written charter for the Compensation Committee, a copy of which can be found on the Company's website at http://investor.hickorytech.com.  This Committee held six meetings in 2013.

The Governance/Nominating Committee, which consists of Ms. Dewbrey (chair), and Ms. Craig and Messrs. Bracke and Parker, held five meetings in 2013.  This Committee's objective is to maintain a strong Board for HickoryTech, to ensure appropriate governance practices and to make recommendations on Board Committee assignments and candidates for directorship. The Board adopted and approved a written charter for the Governance/Nominating Committee, a copy which can be found on the Company's website at http://investor.hickorytech.com.

The Finance and Planning Committee, consists of Messrs. Alton (chair) and Bosacker, and Ms. Craig, and has an objective to review operational financial processes and results, to evaluate risks and ensure the maximization of the financial resources of HickoryTech.  The Finance and Planning Committee held five meetings in 2013.  The Board adopted and approved a written charter for the Finance and Planning Committee, a copy which can be found on the Company's website at http://investor.hickorytech.com.

HickoryTech has had an annual Board evaluation process in place since 2004.  We continue to monitor and evaluate Board and individual director effectiveness to ensure a strong engaged Board, and we periodically review and enhance our evaluation process.  In 2013, the Board instituted a formal peer review process in addition to the annual Board evaluation.  The Board evaluation focuses on the effectiveness of the overall Board and committees.  The peer review focuses on the effectiveness and contributions of the individual directors.  The peer review is conducted periodically as determined appropriate by the Governance/Nominating Committee. The feedback is shared with the individual directors and is considered by the Governance/Nominating Committee when recommending director candidates for re-election.  In addition to this enhanced director peer review process, in 2013 the Board deployed a skill requirements evaluation to assess the current skills needed on the Board and to review the current directors' skill sets against those, to ensure that our Board maintains skill sets which align with the strategic direction of the organization.  The results of the skill assessments will be used when seeking future director candidates, and also to determine development for our current directors.

Nominations

The Governance/Nominating Committee, composed entirely of directors who qualify as independent under applicable NASDAQ rules, is the standing Committee responsible for determining the slate of director nominees for election by shareholders, which the Committee recommends for consideration by the Board.  Any director elected to fill a vacancy shall have the same remaining term as that of such director's predecessor.  Vacancies on the Board of Directors resulting from the death, resignation, removal, or disqualification of the director may be filled by the affirmative vote of a majority of the remaining members of the Board.

The Board seeks independent directors who represent diverse backgrounds and experiences that will enhance the quality of the Board's deliberations and decisions.  Although the Board does not have a formal diversity policy, the objective of the Board is to reflect diversity including persons diverse in business background, experience, gender and ethnicity.  The Governance/Nominating Committee determines the required selection criteria and qualifications of director nominees based upon our needs at the time nominees are considered.  A candidate must possess the ability to apply good business judgment and must be in a position to properly exercise his or her duties with loyalty and care.  Candidates should also exhibit proven leadership capabilities, strong integrity, experience with a high level of responsibility within their chosen fields, and have the ability to quickly grasp complex principles of business, finance, and communication technologies. In general, candidates who hold an established executive level position in business, finance, strategic planning, information technology or the communications industry will be preferred. The Governance/Nominating Committee will consider these criteria for nominees identified by the Committee, by shareholders, or through some other source.  When current Board members are considered for nomination for re-election, the Governance/Nominating Committee also takes into consideration their prior HickoryTech Board contributions, performance, and meeting participation. The Governance/ Nominating Committee may use paid, third parties to help identify nominees, to conduct appropriate background checks, and to verify credentials of nominees.

The Governance/Nominating Committee will consider qualified candidates submitted by our shareholders for possible nomination.  If you wish to make such a submission, you should send the following information to the Governance/Nominating Committee c/o Corporate Secretary at the address listed in the following section, "Shareholder Communications With Board":  (1) candidate name, a brief biographical sketch and resume; (2) contact information for the candidate and a document evidencing the candidate's willingness to serve as a director if elected; and (3) a signed statement as to the submitting shareholder's current status as a shareholder, including the number of shares currently held.

The Governance/Nominating Committee makes a preliminary assessment of each proposed nominee based upon the resume and biographical information, an indication of the individual's willingness to serve, and other background information.  This information is evaluated against the criteria set forth above and our specific needs at that time. Based upon a preliminary assessment of the candidate(s), the Governance/Nominating Committee may invite those who appear best suited to meet our needs to participate in a series of interviews that will be used as a further means of evaluating potential candidates.  On the basis of information learned during this process, the Governance/Nominating Committee determines which nominee(s) to recommend to the Board to submit for election at the next Annual Meeting. The Governance/Nominating Committee uses the same process for evaluating all nominees, regardless of the original source of the nomination.

No candidates for director nominations were submitted through this process to our Governance/Nominating Committee in conjunction with the Annual Meeting to be held in 2014.  Any shareholders desiring to present nominations for consideration by the Governance/Nominating Committee prior to the Annual Meeting held in 2015, must do so by January 6, 2015 in order to provide adequate time to duly consider the nominee and comply with our By-laws.

Stock Ownership Guidelines

The Governance/Nominating Committee recommended, and the Board has approved, stock ownership guidelines for directors and officers.  The following table outlines the share ownership guidelines.

Position	Shares
President/CEO	100,000 shares
Chief Operating Officer	35,000 shares
Chief Financial Officer	30,000 shares
Other Officers	10,000 shares
Each Director on the Board	10,000 shares

The guidelines outline that directors and officers have five years from the time they enter their position to obtain the ownership levels.  Stock options are considered at 30% of the granted shares for this calculation.    As of December 31, 2013, each executive officer and director is currently in compliance with these guidelines or is within the five-year time period to achieve the ownership levels.

Shareholder Communications With Board

The Board of Directors has implemented a process by which our shareholders may send written communications to the Board's attention. Any shareholder desiring to communicate with our Board, or one or more of our directors, may send a letter addressed to the HickoryTech Board of Directors, c/o HickoryTech Corporate Secretary, David A. Christensen, HickoryTech Corporation, 221 East Hickory Street, P.O. Box 3248, Mankato, Minnesota 56002-3248. The Corporate Secretary has been instructed by the Board to promptly forward all communications so received to the full Board or the individual Board member(s) specifically addressed in the communication.

SECURITY OWNERSHIP

No shareholder held more than 5% of our common stock as of March 4, 2014.  Directors, nominees and the executive officers of HickoryTech named under the "Summary Compensation Table" own the following shares of common stock of HickoryTech as of March 4, 2014:

Name of Beneficial Owner	Amount and Nature of Beneficial Ownership(a)	Percent of Common Stock
Robert D. Alton, Jr.	77,551	*
Lyle T. Bosacker	438,609(b)	3.2%
James W. Bracke	22,363(c)	*
Myrita P. Craig	21,303	*
Diane L. Dewbrey	24,501(d)	*
John W. Finke	152,787(c)(e)(f)	1.1%
R. Wynn Kearney, Jr.	135,941(g)	1.0%
Dale E. Parker	20,735(h)	*
David A. Christensen	108,362(c)(e)	*
Mary T. Jacobs	65,484(c)(e)	*
Lane C. Nordquist	60,596(c)(e)	*
Carol A. Wirsbinski	18,206(c)	*

All of the above
(12 persons)	1,146,438(i)	8.4%

_______
 * Less than 1%

(a)	Except as otherwise indicated, the shareholders listed in the table have sole voting and investment powers with respect to the common stock owned by them.
(b)	Includes 263,253 shares held by Mr. Bosacker's spouse.
(c)	Includes shares which may be acquired within 60 days after March 4, 2014 through the exercise of stock options as follows: Mr. Bracke, 5,000; Mr. Finke, 30,000; Mr. Christensen, 5,000; Ms. Jacobs, 10,000; Mr. Nordquist, 5,000; and Ms. Wirsbinski, 10,000.
(d)	Includes 9,731 shares held by Ms. Dewbrey's spouse.
(e)	Includes shares held in a trust under the long-term portion of HickoryTech's Executive Incentive Plan as follows: Mr. Finke, 14,748; Mr. Christensen, 33,439; Ms. Jacobs, 10,409; and Mr. Nordquist, 7,048.
(f)	Includes 71,591 shares held by Mr. Finke's spouse.
(g)       Includes 45,000 shares held in a profit sharing trust, 12,783 shares held in a family foundation, and two trusts for Mr. Kearney's children, each holding 7,160 shares.
(h)     Includes 287 shares held by Mr. Parker's spouse.
(i)	Includes all shares owned by all 12 persons: (1) 65,644 shares held in a trust for the benefit of executive officers pursuant to the long-term portion of HickoryTech's Executive Incentive Plan; (2) 45,000 shares held in a profit sharing trust; (3) 12,783 shares held in a family foundation; (4) 14,320 held in two separate trusts for children; (5) 344,862 shares held by spouse of a director or executive officer; and (6) 65,000 shares which may be acquired within 60 days after March 4, 2014, through the exercise of stock options.

OTHER EXECUTIVE OFFICERS

In addition to Mr. Finke, the executive officers of HickoryTech are as follows:

DAVID A. CHRISTENSEN, age 61, has served as a Senior Vice President since 2005 and as our CFO and Treasurer since 1986, initially joining the Company as our Controller in 1979.  He has served as our Corporate Secretary since 1993.  Mr. Christensen received his Certified Public Accountant (CPA) license and, prior to joining HickoryTech, was a CPA for KPMG LLP, an audit, tax and advisory firm.

CAROL A. WIRSBINSKI, age 51, has served as our COO and a Vice President of HickoryTech since joining the Company in 2011.  Prior to joining HickoryTech, Ms. Wirsbinski was CEO/President of CitiLink Communications, a provider of wireless broadband telecommunication services, from May 2009 through December 2010; the Sr. Vice President of Sales for Iconoculture, a global consumer research and advisory company, from March 2007 through October 2008; and she worked in various sales and operational leadership positions for Integra Telecom, a facilities-based telecommunications services provider for business customers, from March 2000 through November 2006.

LANE C. NORDQUIST, age 63, has served as our Chief Information Officer (CIO) since 2010 and has served as a Vice President and as the President of our Information Solutions Division since joining the Company in 2000. Prior to joining HickoryTech, Mr. Nordquist worked for Select Comfort Corporation from 1996 to 2000 as its Vice President and CIO. Select Comfort Corporation is a bedding manufacturer.  Mr. Nordquist holds a MBA.

MARY T. JACOBS, age 56, has served as a Vice President since 1996, as our Vice President of Human Resources since 1998, and as our Director of Human Resources from 1993 to 1997. Prior to joining HickoryTech, Ms. Jacobs was Director of Human Resources for a division of International Multifoods, a food service company.  Ms. Jacobs holds a MBA.

There are no present family relationships between the executive officers, nor between the executive officers and the directors.

EXECUTIVE COMPENSATION
COMPENSATION DISCUSSION AND ANALYSIS

Executive Summary

The Compensation Discussion and Analysis ("CD&A") includes compensation details for our "Named Executive Officers" (NEOs), including:

John Finke	President and Chief Executive Officer
David Christensen	Chief Financial Officer
Carol Wirsbinski	Chief Operating Officer
Lane Nordquist	President of Information Solutions/CIO
Mary Jacobs	Vice President of Human Resources

Discussion of 2013 Company Performance
HickoryTech's compensation philosophy emphasizes pay-for-performance as a key component of total executive compensation.  To help better understand our 2013 compensation determinations, the following discussion summarizes some of the Company's significant achievements in 2013, as well as some of the challenges we faced. Non-GAAP measures are reconciled in the section titled "Non-GAAP Reconciliations" of this CD&A on page 25.

Our Company has maintained a continuing commitment to increase shareholder value.  In 2013, we focused on growth in our business services and enhancement of our broadband services, closely managing a declining revenue stream in our legacy Telecom Segment, leveraging our fiber network to grow business services, and improving efficiencies throughout our entire organization in order to maintain a strong balance sheet and solid free cash flow.  Some of the Company's notable highlights in 2013, generally reflected in our compensation determinations, include:

•	Increased EBITDA by 2% over 2012.

•	Grew total revenues 3% over 2012.

•	Grew revenues in our Fiber and Data business segment, which focuses on business customers, by 11%.

•	Net income declined by 7% compared to 2012.

•	Continued to diversify our revenue mix, with business and broadband revenue comprising 79% of 2013 revenue, putting less reliance on legacy Telecom revenue.

•	Invested in strategic capital initiatives by completing our $21.1 million, multi-year construction of our fiber optic network under the Broadband Technology Opportunities Program.

•	Secured a six-year amended debt facility with favorable terms.

•	Rebranded all products and services as Enventis.

•	Increased our quarterly shareholder dividend 3%, to $.15 per share beginning with Q4 2013.

2013 Compensation Highlights
Compensation determinations made in 2013 reflect our pay-for-performance philosophy and the Company's intent to align its executive officer compensation with the interest of shareholders.  Key compensation determinations made with respect to our NEOs are summarized below and further expanded upon in this CD&A.

•	Our CEO did not receive an increase to base salary in 2013. This was primarily due to the Company's disclosed material weakness in internal controls in 2013. The internal control weakness has since been addressed and has been completely remediated.

•	Our NEOs received base salary increases ranging from 0% to 3%.

•	Annual incentive payments for 2013 financial results received by NEOs under our Executive Incentive Plan averaged 93% of the at-target award.

•	The long-term incentive payments received by NEOs under the Long-Term Executive Incentive Program were slightly more than 78% of the at-target award based on not fully achieving the projected Total Shareholder Value objective at the conclusion of the three-year Program Period.

Our Executive Compensation Practices
The Compensation Committee regularly reviews our compensation program in comparison to best practices, new developments and market trends relating to executive compensation.  In 2012, the Compensation Committee contracted with an external compensation consultant to ensure the integrity and competitiveness of the executive compensation plan, and to help ensure it continues to align the compensation practices with our business strategies and interests of our shareholders. Some of our key compensation philosophies and practices are highlighted below. Additional information on our compensation practices is included in this CD&A.

•	Focus on Performance-Based Compensation. Our compensation program has a strong pay-for-performance focus, with 60% of our President/CEO's, and 40% to 55% of other NEOs', total at-target compensation being at risk, and tied to achievement of key objectives.

•	Independent Consultant Retained by the Compensation Committee. Our Compensation Committee retains an external compensation consultant at least once every three years to review the integrity and competitiveness of our compensation program and to ensure it drives the correct business results and aligns with the interests of our shareholders. The most recent review occurred in 2012 and the Committee considered data from this review as one component while making compensation decisions for 2013.

•	Target Total Executive Compensation to the Middle Point of the Market. Our philosophy is to target total compensation at the 50th percentile of the market, with adjustments as appropriate. We utilize both survey data and our peer group to help us ascertain the market.

•	Executive Stock Ownership Guidelines. We maintain stock ownership guidelines for NEOs to align their interests with those of our shareholders.

•	No Change-in-Control Excise Tax Gross-ups. All our executive Change of Control Agreements discontinued the provision of change-in-control excise tax gross-ups.

•	Minimal Level of Perquisites for our Executive Officers. We provide a minimal level of perquisites for our executive officers and review these regularly to ensure they continue to be at a minimal level.

•	No Backdating or Option Repricing of Stock Options. We do not engage in any practice of backdating or repricing of stock options.

These practices are summary highlights only and are discussed in further detail throughout the remainder of this CD&A.

Impact of the 2013 Advisory Vote to Approve Executive Compensation (Say-On-Pay Vote)

At the Annual Meeting of Shareholders held in 2013,  our shareholders voted to approve, on an advisory basis, the compensation of the Company's named executive officers as described in the Compensation Discussion and Analysis Section, the tabular disclosure regarding such compensation, and the accompanying narrative disclosure, set forth in the Company's 2013 proxy statement.

The shareholder advisory vote was 88% of the shares voted "For" or in support of the executive compensation program, 7% of the shares voted "Against," and 5% of the shares voted "Abstain."

The Committee took into account the result of the shareholder vote in determining executive compensation policies and decisions since the 2013 Annual Meeting of Shareholders. The Committee viewed the vote as a strong expression of the shareholders' overall satisfaction with the Company's executive compensation programs.  Based upon the results of the vote, and our review of our compensation policies and decisions, we believe our existing compensation policies and decisions are consistent with our compensation philosophy and adequately align the interest of our named executive officers with our company objectives and our shareholders.

The shareholders will vote on the Company's Executive Compensation Program again at the 2015 Annual Meeting through an advisory vote.

Compensation Philosophy and Objectives

It is our objective to maintain a compensation structure that will attract and retain highly qualified executives, and motivate them to achieve strong results. Executives will be compensated at a competitive level, using as a guideline, market compensation data for similarly situated executives at companies of a comparable size, especially those companies in our industry.

Our compensation program is a combination of base pay and pay-at-risk. It emphasizes pay for performance, and compensation is dependent upon achievement of corporate objectives as well as individual performance.  Our compensation program is intended to reward performance which drives successful Company results, enhances a culture that is team focused, and rewards both individual success and the success of the overall organization, while focusing on shareholder return.

The Compensation Committee and Board believe that the compensation package for executive officers should consist of three principal components:

▪	Annual base salary
▪	Annual incentive compensation, earned in cash and dependent on the Company's annual financial performance, and
▪	Long-term incentive compensation focusing on the Company's long-term strategic objectives, earned in the form of restricted stock.

The Committee considers multiple factors when determining the total at-target compensation (the sum of base salary, annual incentive and long-term compensation) for each position.  The Committee uses market compensation data for similarly situated executives at competitive companies as a guideline in determining compensation, regularly reviews the marketplace trends with an outside consultant and generally looks at the median of the market as the guideline for all aspects of compensation. However, there will be variances from these guidelines based upon the role of the position within our organization and the executive's experience and performance in achieving objectives.

On average, 60% of the compensation provided to our CEO is performance based, and for our other named executive officers, approximately 40% to 55% of their compensation is performance based, dependent on their position.  The combination of base salary, annual incentives and long-term incentive programs provide a balance and encourage executives to remain focused on both the short and long-term operational and financial goals of the Company, which are aligned with the interests of our shareholders.

The Compensation Committee regularly evaluates the competitive levels of compensation for the CEO and other executives.  The Committee hires an external compensation consultant at least once every three years to assist in reviewing the external marketplace and ensuring that the Company maintains its ability to attract and retain superior employees in key positions.  The most recent review was conducted in 2012.  In 2012, the Committee hired Sibson Consulting ("Sibson"), a compensation consultant, to assist with the review of executive and director compensation.  Sibson reported directly to the Compensation Committee for this review and provided an overall competitive market analysis, and reviewed the effectiveness of the components of our compensation programs to ensure alignment with the business strategy and desired business results.

Administration of Our Compensation Program—Role of Compensation Committee

Our Compensation Committee is responsible for establishing and implementing the compensation program for executives.  During 2013, each member of the Compensation Committee met the listing standards of the NASDAQ Stock Market for independence for compensation committee members.  The Committee ensures that the total at-target compensation established for the executive team is fair, reasonable and competitive, and that it supports and helps drive achievement of the Company's objectives.

The Compensation Committee annually considers and approves the base salary for our executive officers and recommends to the Board, for its approval, the financial performance objectives under our annual incentive plan, referred to as the Executive Incentive Plan.  The Compensation Committee also administers our Long-Term Executive Incentive Program, which provides compensation for achievement of longer-term strategic goals and they approve, and recommend to the Board for its approval, the grant of any discretionary equity-based benefits such as stock grants or stock options.  The Compensation Committee retains the discretion, if deemed appropriate, to recommend to the Board special compensation treatment beyond the outlined compensation plans.

The independent members of our full Board, without the participation of our executive officers who may be Board members, has authority to approve the financial performance objectives and any payouts under both our annual Executive Incentive Plan and the Long-Term Executive Incentive Program.

Our President/CEO annually reviews the performance of the executives and provides a recommendation to the Compensation Committee for the annual base salary levels of our executives. The Compensation Committee considers the recommendation of the President/CEO in determining the salary levels of executives, together with other statistical and competitive information. Our President/CEO does not make a recommendation regarding his own compensation or participate in the executive session of the Compensation Committee at which his own salary level is approved.

We conduct a survey of peer and similarly-sized companies not less than once every three years to provide market data for our compensation decisions and to make certain our compensation programs are not inconsistent with market focus.  In 2012, the Compensation Committee hired an external compensation consultant, Sibson, to assist in reviewing the market data and to make recommendations for the competitiveness and integrity of our executive compensation programs.  The Compensation Committee made the decision to contract with Sibson, and the consultant reported directly to the Compensation Committee for this study.  The consultant provided the Committee with relevant executive compensation trends along with market data on total compensation, base salary, annual and long-term incentives.  The Committee considers input from the compensation study as one component in determining the executive compensation plans.  Our Compensation Committee considered information from the compensation consultant, which was derived from both published surveys and available proxy data for peer companies, to formalize its recommendation on the executive compensation structure.  For the 2012 compensation review, the peer group consisted of 10 companies.  The companies were selected based on being U.S. headquartered, publicly traded companies whose revenue size was approximately 1/3 to three times HickoryTech's revenue, being in our industry and having comparable business lines and business complexity. The peer group consisted of:

•	CBeyond
•	Knology (Since acquired by WOW! (WideOpenWest Finance, LLC) in April of 2012)
•	Consolidated Communications Holdings
•	Alaska Communications Systems
•	Cogent Communications Group
•	Inteliquent
•	Shenandoah Telecommunications
•	SureWest Communications (Since acquired by Consolidated Communications Holdings in mid-2012)
•	Otelco
•	8x8

Executive Compensation Components

We provide executives with a compensation package consisting of base salary and both short and long-term incentives, or at-risk compensation, which are payable in cash and stock-based awards.  Our annual executive incentive compensation is based on our Executive Incentive Plan, and our Compensation Committee and Board establish financial goals under this plan annually.  Our longer-term executive incentive compensation is through our Long-Term Executive Incentive Program which is tied to HickoryTech's overall long-term strategic objectives.

The 2012 review of our executive compensation programs completed in conjunction with the external consultant validated the structure of our current executive compensation programs.  The review noted that actual at-target compensation currently being paid to our executives generally fell within competitive market position, on the lower portion of the competitive ranges, with the exception of the President/CEO position. The President/CEO total compensation was below market competitive level for base salary and the long-term incentive component. The Committee considered this as one component as they reviewed appropriate total compensation treatment for Mr. Finke in 2013.

Base Salary.  Adjustments to base salary are considered by the Compensation Committee annually.  When determining base salary increases, the performance of the individual as well as the performance of HickoryTech is considered along with the competitiveness of the base salary and internal equity.  The Committee has established the philosophy that executive base salaries should be at least at the minimum of the market salary range for their position.  Base salary increases for the President/CEO are recommended by the Compensation Committee and approved by the Board.  Our President/CEO reviews the performance of the other executives and provides a recommendation for base salary increases to the Compensation Committee for its review and approval.

In addition, base salaries and total compensation are reviewed at the time of promotion. When determining increases to base salaries due to promotion, the change in responsibilities, the market compensation of the position, the competitiveness of the compensation and internal equity are considered.

Each executive position has an established salary range which is reviewed annually and may be adjusted based on published market data related to salary structure movement for similarly situated companies.  These ranges are used as guidelines and are one aspect of what the Committee considers when determining base salary compensation treatment for executives.

The Compensation Committee reviewed the overall performance of Mr. Finke, our President and CEO, the performance of the Company and the salary range for his position as well as the competitiveness of his total compensation and, based on that review, they recommended and the Board approved maintaining Mr. Finke's base salary at the same level as 2012. The material weakness in the Company's internal controls was the primary consideration in determining there should be no base salary increase in 2013 for Mr. Finke and other NEOs. This internal control weakness has since been completely remediated. In addition, our President/CEO reviewed the performance of the executives on his team, and recommended to the Compensation Committee, base salary increases for this team.  These increases represented a merit increase based on performance and also considered placement in their salary range.  Mr. Christensen, CFO, received no increase; Ms. Wirsbinski, COO, received a 3% increase; Mr. Nordquist, President of our Information Solutions Division/CIO, received no increase; and Ms. Jacobs, Vice President of Human Resources, received a 3% increase. All these increases were effective April 1, 2013.

Performance-Based Incentive Compensation.  To motivate executives to achieve the Company's business goals and to reward them for achieving those goals, a portion of each executive's compensation is performance based and at risk.  These at-risk incentive components include the Executive Incentive Plan, which is an annual cash-based incentive plan, and the Long-Term Executive Incentive Program, which is a multi-year stock based program implemented under our 1993 Stock Award Plan.

Annual Incentive—The Executive Incentive Plan ("EIP").

Each NEO is eligible to participate in the EIP, which provides  an opportunity to earn a cash incentive payment if the pre-established annual financial objectives are met.  Each executive has a targeted payout, which is expressed as a percentage of the executive's base salary.  This is multiplied by the level of achievement of the weighted objectives established under the plan to determine the payout. Mr. Finke has an at-target incentive opportunity of 60% of his base salary.  Our Chief Operating Officer has an at-target opportunity of 55% of her base salary, our Chief Financial Officer and the President of Information Solutions/CIO have an at-target opportunity of 52.5% of their base salary, and our Vice President of Human Resources has an at-target opportunity of 35% of her base salary.

The EIP has a threshold that must be met prior to any payouts being made under the plan.  For 2013, the threshold was based on Adjusted Cash Flow.  The definition of Adjusted Cash Flow is calculated as earnings before interest, taxes, depreciation and amortization ("EBITDA"), adjusted for the cash impacts of capital expenditures.  (See Non-GAAP Reconciliation Section on page 25).  The EIP threshold is achievement of 75% of the budgeted Adjusted Cash Flow.  Each objective was weighted to reflect the critical financial focus areas for the year.  After the threshold was met, the achievement for each objective was used to calculate the payout under the plan. At least 85% of an individual financial objective has to be achieved in order to earn any payout under a specific objective.  If actual results achieved are lower than the pre-established objective, any awards earned are reduced 3% for each 1% the actual result is less than the objective, from the 85% to 100% achievement level. Objectives that are achieved at-target receive 100% of the award. For any achievement over 100% of the objective, the payment is increased 3% for each 1% the actual results exceed the target, with a maximum 200% payout under each objective except for EBITDA.  The EBITDA objective has a different multiplier.  If the actual EBITDA results achieved exceed the objective by more than 101%, payment will be increased by 10% for every 1% actual results exceed the objective up to the 200% maximum payout.  EBITDA is a key financial measure for our Company and this payout structure helps ensure that this objective receives the necessary focus.  It is a stretch objective that can still be achieved above 100% with extraordinary effort.

The President/CEO and executives all share the same EIP objectives and weightings, although their at-target bonus amounts vary dependent on their position.  In order to achieve the strongest results, our executives must work together as one team, supporting each other's work groups and efforts.  Therefore, the Committee recommended and the Board approved, one set of objectives shared by the President/CEO and all other executives.  There were payouts earned under the EIP for 2013.  The Adjusted Cash Flow threshold was met and the pre-established financial objectives were all achieved above the 85% minimum level, and therefore, incentive awards were made to the President/CEO and all executives under the EIP.

The 2013 EIP objectives, weightings, results and awards earned are reflected in the following table:

	Net Income	EBITDA	Revenue
Weighting	20%	45%	35%
Objective	$8,426,000	$48,314,000	$186,209,000
Result	$7,732,310	$46,959,019	$189,199,570
% of Achievement	91.8%	97.2%	101.6%
Payout %	75.4%	91.6%	104.8%

Long-Term Incentive—Long-Term Executive Incentive Program ("LTEIP").

The LTEIP has a longer term focus than the annual incentive plan.  It is designed to drive shareholder value through alignment of executive pay with corporate strategic goals.  It supports alignment between executive actions and HickoryTech's long-term strategic plan. It also encourages retention of executives through a vesting period for the shares issued under the LTEIP.

Under this Program, executives can earn shares of our common stock based on achievement of pre-established objective(s) over a two or three-year period called the Program Period. Our Compensation Committee has established an at-target payout range for each executive position, based on competitive compensation data and the role of the executive.  The Committee analyzes the Company's strategic plan and from that determines the LTEIP objectives for each Program Period.  These objectives are recommended to, and approved by, the independent members of our Board along with the length for each Program Period.  A Program Period can be established for two or three years and multiple Program Periods can overlap.

At the completion of the performance period, the Compensation Committee determines the shares earned for the performance period and awards the shares to the executive, subject to vesting requirements.  Any shares earned and awarded under the Program are issued in the executive's name and entitle the executive to dividends and voting rights for these shares, but are "restricted stock" and are subject to forfeiture back to HickoryTech if the executive leaves our employ before the shares vest.  Half of the shares vest 30 days after they are awarded and the remainder vest 12 months after the award date, with certain payout provisions in the event of the retirement, death or disability of an executive who has been in the Program Period for one year.  If at the time of retirement, death, or disability, the participant has been in the Program Period for less than one year following its initiation, the Board has the sole discretion to grant a pro-rated payout earned under the Program Period to such participant under the Program.

Shares are earned at the close of the Program Period, based on achievement of pre-established objectives. An award is earned if an objective is achieved at the threshold level of 75%.  The threshold award is 75% of the at-target award. If the objective is achieved at less than a 75% level, no award is earned.  If at-target performance is achieved, a 100% award is earned and if 125% or higher level of achievement is obtained, the maximum of 125% of the award is earned, using linear interpolation between all the performance levels. Each executive position has an at-target award range which can be earned under the Program.  The range has a threshold, at-target, and maximum payout which can be earned by each executive.  Our Compensation Committee establishes the objectives for the Program Period and these objectives are approved by the independent members of our Board. Each objective is weighted based on its importance to the organization in that specific Program Period, and each executive under the Program has the same objectives with the same weightings, to support the concept of operating as one team.  The at-target range is expressed in dollars until the time of the award at which time it is converted into shares of Company stock.

As part of the 2012 executive compensation review with the external consultant, the competitiveness of the overall LTEIP was evaluated, including the plan provisions and the at-target award range.  The provisions of the LTEIP were determined to be effectively designed to support the Company's goals.  The award range for the President/CEO was found to be significantly below market and the Committee recommended, and the Board approved, an increase in the at-target LTEIP award beginning with the Program Period initiated in 2013 for which a potential payout could be earned at the conclusion of the 2013-2015 Program Period.

2011-2013 LTEIP Program Period
In early 2011, the Board authorized a three-year LTEIP Program Period beginning in 2011 and ending December 31, 2013 (2011-2013).  There was one objective established under this Program Period: Total Shareholder Value (see Non-GAAP definitions on page 25). For the 2011-2013 Program Period, the at-target range is disclosed in the table on page 23.  At the end of the Program Period, the at-target dollar value was converted into a share value by dividing the at-target dollar award value by the share price at the end of the Program Period which was $13.46.  The share price used in the conversion is determined utilizing the provisions of the 1993 Stock Award Plan, based on the date the Board meets and approves any awards earned under the Program Period.

2011-2013 LTEIP Program Period – Objective and Results
Objective	Weighting	Percentage of Achievement	Percentage of Payout
Achieve Total Shareholder Value of $280,900,000	100%	78.3%	78.3%

2011-2013 LTEIP Program Period - At-Target Ranges
	Threshold	At-Target	Maximum	Actual Payout (shares)
John Finke, President/CEO	$225,000	$300,000	$375,000	17,451
David Christensen, Chief Financial Officer	$63,750	$85,000	$106,250	4,944
Carol Wirsbinski, Chief Operating Officer	$112,500	$150,000	$187,500	8,725
Lane Nordquist, President of Information Solutions/CIO	$48,750	$65,000	$81,250	3,781
Mary Jacobs, Vice President of Human Resources	$39,000	$52,000	$65,000	3,024

2012-2014 LTEIP Program Period
In early 2012, the Board authorized a three-year LTEIP Program Period beginning in 2012 and ending December 31, 2014 (2012-2014).  There was one objective established under this Program Period: Total Shareholder Value (see Non-GAAP definitions on page 25).  For the 2012-2014 Program Period, the at-target range for each executive officer is disclosed in the table on page 23.

The actual financial measures are not disclosed due to the competitive nature of the information.  At this time, the objective is considered obtainable, but aggressive.  Based on historical performance, although attainment of the performance level is uncertain, it can reasonably be anticipated that threshold performance may be achieved, while the target and maximum goals represent increasingly challenging and aggressive levels of performance. The success of the Company's business strategy and the continuing recovery of the economy will potentially impact the actual results.  As a comparison point, for the 2010-2012 Program Period the shareholder value objective was obtained at almost 89% and under the 2011-2013 Program Period the shareholder value objective was obtained at 78%.

2012-2014 LTEIP Program Period – At-Target Ranges
	Threshold	At-Target	Maximum
John Finke, President/CEO	$225,000	$300,000	$375,000
David Christensen, Chief Financial Officer	$63,750	$85,000	$106,250
Carol Wirsbinski Chief Operating Officer	$112,500	$150,000	$187,500
Lane Nordquist, President of Information Solutions/CIO	$48,750	$65,000	$81,250
Mary Jacobs, Vice President of Human Resources	$39,000	$52,000	$65,000

2013-2015 LTEIP Program Period
In early 2013, the Board authorized a three-year LTEIP Program Period beginning in 2013 and ending December 31, 2015 (2013-2015).  There was one objective established under this Program Period: Total Shareholder Value (see Non-GAAP definitions on page 25).  For the 2013-2015 Program Period, the at-target range is disclosed for each NEO in the table on page 24.

The actual financial measures are not disclosed due to the competitive nature of the information. At this time, the objective is considered obtainable, but aggressive. Based on historical performance, although attainment of the performance level is uncertain, it can reasonably be anticipated that threshold performance may be achieved, while the target and maximum goals represent increasingly challenging and aggressive levels of performance. The success of the Company's business strategy and the continuing recovery of the economy will potentially impact the actual results. As a comparison point, for the 2010-2012 Program Period, shareholder value objective was obtained at almost 89%, and under the 2011-2013 Program Period the shareholder value objective was obtained at 78%.

The estimated payouts for the LTEIP 2013-2015 Program Period are outlined in the Grants of Plan-Based Awards table on page 30.

2013-2015 LTEIP Program Period – At-Target Ranges
	Threshold	At-Target	Maximum
John Finke, President/CEO	$262,500	$350,000	$437,500
David Christensen, Chief Financial Officer	$63,750	$85,000	$106,250
Carol Wirsbinski Chief Operating Officer	$112,500	$150,000	$187,500
Lane Nordquist, President of Information Solutions/CIO	$48,750	$65,000	$81,250
Mary Jacobs, VP of Human Resources	$39,000	$52,000	$65,000

Non-GAAP Reconciliation

Some of our executive incentive plans have financial objectives associated with them that are non-GAAP measurements.  These non-GAAP measurements are defined and reconciled to our financial statements below for purposes of a sample calculation.

1.	EBITDA
(Dollars in Thousands)
2013
Net Income (a GAAP measure)	$7,732
Add:
Income Tax	5,286
Interest Expense	4,619
Depreciation and Amortization	29,322
EBITDA as defined in our compensation plan	$46,959

2.  Adjusted Cash Flow as defined for the 2013 Executive Incentive Plan (EIP)
(Dollars in Thousands)
2013
EBITDA as defined in our compensation plan (table above)	$46,959
Subtract:
Capital Expenditures (net additions to property, plant & equipment)	(27,992)
Adjusted Cash Flow as defined in our compensation plan	$18,967

3.  Total Shareholder Value, as defined for the LTEIP 2011-2013, 2012-2014 and 2013-2015 Program Periods The three LTEIP Program Periods noted above all use one objective which measures an estimate of Company shareholder value over time. For this estimate, the Operating Cash Flow and the Company Net Debt (defined as debt minus cash on hand) are used as key components of shareholder value. The Company uses Earnings Before Interest, Taxes, Depreciation and Amortization (EBITDA) as a measure of the Operating Cash Flow, and it uses the EBITDA coming from each of its major product lines: Telecom, Equipment, and Fiber and Data, as well as its corporate/other functions, along with varying weighting factors on each product line, in establishing its goal. At the end of each Program Period, total shareholder value results are calculated by multiplying EBITDA at the close of the Program Period by the pre-established weighting factors on each product line and comparing to the total shareholder value objective that was established at the start of the Program Period to determine the percentage of achievement. The Company feels that this method closely emulates our industry total shareholder value calculations, and properly motivates management to improve Company total shareholder value in ways which benefit the long-term best interests of the shareholder.

Stock Options

Stock options can be awarded to executives based on unique circumstances if recommended by the Compensation Committee and approved by the independent members of the Board.  Any shares for stock options issued are from the 1993 Stock Award Plan.  Historically stock options have vested equally over a three-year period following grant, one third vesting each year beginning with the one-year anniversary following the grant and all options expire ten years following grant.  We currently do not have an ongoing program to grant stock options to executives. No stock options have been granted since 2011 when Ms. Wirsbinski, our COO, received 10,000 options at the time of her hire.

Executive Compensation Deferral Program

Annually, executives have the opportunity to voluntarily defer a portion of their base compensation or their annual incentive payment for the upcoming year.  Under our Executive Compensation Deferral Program, if an executive officer elects to defer compensation, it is maintained in a book account subject to creditors.  Interest is credited to the account quarterly.  The interest rate for this program is equal to a ten-year Treasury yield rate as established at the beginning of the calendar year.  The minimum interest rate that can be earned is 4% and the maximum interest rate is 12%.  The balance in the account can only be received when the participant terminates from the Company and it is paid in five equal annual installments after termination.  All payments will be made in accordance with Section 409A of the Internal Revenue Code.

Under a former compensation plan, we contributed shares earned to a Rabbi Trust for the benefit of some of our named executives.  Shares continue to be held by this Rabbi Trust and an amount equal to dividends earned on those shares is contributed to the plan for the benefit of the executives.  With the exception of the additional shares representing the value of dividends, no contributions are made to this Trust by the executive or by us.  The executive is entitled to distribution of the shares in the Trust only upon termination of employment, and it is paid in shares of HickoryTech stock in three equal annual installments following termination.  Mr. Finke, Mr. Christensen, Mr. Nordquist, and Ms. Jacobs have interests in the Rabbi Trust.

Employment and Retirement Benefits

In order to attract and retain employees and provide support in the event of illness or injury, we offer all employees, including our executives, medical and dental coverage, disability insurance, and life insurance.  All executives are entitled to participate in these plans under the same terms as all other HickoryTech employees. We also support executive health by providing payment for an executive physical every two years. For Mr. Finke, as part of his promotion to President/CEO, we have also agreed to provide continued health coverage and life insurance after retirement.  These benefits are described under the caption, Employment Contracts, Change of Control Agreements, Severance Agreements and Other Agreements beginning on page 33 of this proxy.

We do not have a defined benefit retirement plan for executives or employees, but instead encourage saving for retirement through our Retirement Savings Plan 401(k). Employees, including our executives, may contribute up to 50% of their eligible compensation into the plan, and we match 100% of the first 6% of employee contributions.  All employee contributions and any matching Company contributions are fully vested upon contribution.

Under a previous plan, we established a Supplemental Retirement Account for Mr. Christensen, our CFO, and we ceased further principal additions to that account in 1994.  As part of the compensation associated with Mr. Finke's promotion to President/CEO, we established a Supplemental Retirement Account to which we will contribute an amount equal to 10% of his salary annually for ten years beginning in 2007.  In 2013, $33,800 was contributed to Mr. Finke's Supplemental Retirement Account as per his Employment Agreement. For both of these accounts, the account is credited annually with interest based on a ten-year Treasury yield rate as determined at the beginning of each calendar year.  The minimum interest rate is 4% and the maximum is 12%. The executive is entitled to distribution of the supplemental retirement account in five equal annual cash installments upon termination of employment with the Company.

Severance and Change of Control Benefits

We entered into an employment agreement with Mr. Finke at the time of his promotion to President/CEO.  The employment agreement with Mr. Finke provides for severance benefits equal to 18 months' base salary in the event we terminate his employment without cause, or if he terminates for good reason, as defined in his Employment Agreement.  This is in exchange for a 24-month agreement not to compete.

We also entered into an employment agreement with Ms. Wirsbinski, Chief Operating Officer, at the time of her hire. The employment agreement with Ms. Wirsbinski provides for severance benefits equal to 18 months' base salary in the event we terminate her employment without cause, or if she terminates for good reason, as defined in her Employment Agreement.  This is in exchange for an 18-month agreement not to compete.

In order to make certain our executives will continue to remain in our employ and remain focused on running the business and providing maximum value for shareholders, we have Change of Control Agreements with our executive officers.  These agreements provide that the executive will be paid between two and three times their annual compensation in the event the executive is terminated within a specified time period after a change of control. These agreements are described in more detail under the caption Employment Contracts, Change of Control Agreements, Severance Agreements and Other Agreements on page 33.

Perquisites and Other Personal Benefits

We do not provide substantial perquisites to executives, but instead limit perquisites to personal use of Company-provided vehicles, executive physicals, and club memberships.  Mr. Finke and Mr. Nordquist, have a Mankato area country club membership paid for by the Company.  Our Compensation Committee believes these limited perquisites are reasonable and consistent with our overall compensation program to better enable us to attract and retain superior executives.  The Committee periodically reviews the levels of perquisites and other personal benefits provided to executive officers, and has determined the current perquisites are reasonable and competitive.

SUMMARY COMPENSATION TABLE

The table below provides information concerning the compensation of our Chief Executive Officer, Chief Financial Officer, and each of the other three most highly compensated executive officers for the past three years.  For a better understanding of the information presented in the table, please refer to the footnotes following the table.

Name and Principal Position	Year	Salary ($)	Bonus ($)	Stock Awards ($)	Option Awards (4) ($)	Non-Equity Incentive Plan Compen-sation (5) ($)	Change in Pension Value and Nonqualified Deferred Compensation Earnings(6)		All Other Compen-sation ($)	Total ($)
John Finke, President and Chief Executive Officer	2013 2012 2011	338,000 334,250 320,446		350,000(1) 300,000(2) 300,000(3)		188,563 196,862 231,826	$ $	4,775 2,944	66,515(7) 64,331(7) 63,159(7)	947,853 898,387 915,431
David Christensen, Senior Vice President, Chief Financial Officer, Secretary/Treasurer	2013 2012 2011	205,404 203,678 195,708		85,000(1) 85,000(2) 85,000(3)		100,267 104,680 124,468	$ $	2,171 1,456	20,793(8) 17,452(8) 18,372(8)	413,635 412,266 423,548
Carol Wirsbinski, Corporate Vice President, Chief Operating Officer	2013 2012 2011	233,684 226,262 156,538		150,000(1) 150,000(2) 150,000(3)	8,000	120,516 122,155 107,888			21,553(9) 15,662(9) 6,044(9)	525,753 514,079 428,470
Lane Nordquist, Corporate Vice President, President of Information Solutions/CIO	2013 2012 2011	185,101 183,420 177,313		65,000(1) 65,000(2) 65,000(3)		90,356 94,333 111,894			31,073(10) 26,459(10) 28,965(10)	371,530 369,212 383,172
Mary Jacobs, Corporate Vice President, Vice President of Human Resources	2013 2012 2011	154,465 149,966 145,713		52,000(1) 52,000(2) 52,000(3)		50,694 51,383 61,096			9,558(11) 10,298(11) 13,764(11)	266,717 263,647 272,573

(1)	Represents the at-target value of potential payouts under the 2013-2015 Long-Term Executive Incentive Program. The grant date value of restricted shares that can be earned under the 2013-2015 LTEIP Program Period assuming the performance conditions are met at the conclusion of the Program Period in 2015 at the maximum level was: for Mr. Finke, $437,500; for Mr. Christensen, $106,250; for Ms. Wirsbinski, $187,500; for Mr. Nordquist, $81,250; and for Ms. Jacobs, $65,000. The information provided in the stock awards column does not reflect the manner in which the Compensation Committee and the Board viewed or determined the equity compensation values for the NEOs for 2013. The amount ultimately realized by the executive at the conclusion of the Program Period in 2015 will differ from the amount shown because the awards are dependent on achieving certain performance goals over a three year period. As a result, from the standpoint of allocating compensation to a particular fiscal period for purposes of this column, there is a disparity between the value approved and awarded by the Board and the amounts reported above in the column. For a discussion of the equity compensation awards approved and awarded by the Board for the 2011-2013 LTEIP Program Period, see pages 22-23 in the Section titled, "Long Term Incentive – Long-Term Executive Incentive Program ("LTEIP") in the CD&A.

(2)	Represents the at-target value of potential payouts under the 2012-2014 Long-Term Executive Incentive Program. The grant date value of restricted shares that can be earned under the 2012-2014 LTEIP Program Period, assuming the performance conditions are met at the maximum level was, for Mr. Finke, $375,000; for Mr. Christensen, $106,250; for Ms. Wirsbinski, $187,500; and for Mr. Nordquist, $81,250; and for Ms. Jacobs, $65,000.

(3)	Represents the at-target value of potential payouts under the 2011-2013 Long-Term Executive Incentive Program. The grant date value of restricted shares that can be earned under the 2011-2013 LTEIP Program Period, assuming the performance conditions are met at the maximum level was, for Mr. Finke, $375,000; for Mr. Christensen, $106,250; for Ms. Wirsbinski, $187,500; for Mr. Nordquist, $81,250; and for Ms. Jacobs, $65,000.

(4)
Represents the grant date fair value of stock option awards granted in accordance with FASB ASC Topic 718 for the listed fiscal year. Under FASB ASC Topic 718, the fair value of each stock option award is estimated on the grant date using the Black-Scholes option valuation model. We use a seven-year period to calculate the historical volatility of the stock price for use in the valuation model. The dividend yield rate is based on our current dividend payout pattern and current market price. The risk-free rate for options is based on a U.S. Treasury rate commensurate with the expected terms. The expected term of options granted is derived from historical experience and represents the period of time that options granted are expected to be outstanding.

(5)	For 2013, includes incentives earned in 2013 under the Executive Incentive Plan, but paid in 2014. For 2012, includes incentives earned in 2012 under the Executive Incentive Plan, but paid in 2013. For 2011, includes incentives earned in 2011 under the Executive Incentive Plan, but paid in 2012.

(6)	Interest earned on nonqualified deferred compensation is earned at a rate equal to the ten year Treasury yield rate as of a pre-determined January date in each fiscal year. The minimum interest rate that can be earned is 4% and the maximum interest rate is 12%. Under the rules of the SEC, the interest rate of 4% used for 2012 and 2013 interest calculations was considered "above market" as it exceeded 120% of the applicable federal long-term rate. The above-market portion of the interest earned is disclosed in this column.
(7)
For 2013, includes a contribution in the amount of $33,800 to a Supplemental Retirement Account, matching contributions to HickoryTech's 401(k) plan, personal use of a company provided vehicle, membership to a local country club, and premiums plus tax gross-up for life insurance benefit. For 2012, includes a contribution in the amount of $33,800 to a Supplemental Retirement Account, matching contributions to HickoryTech's 401(k) plan, personal use of a company provided vehicle, membership to a local country club and premiums plus tax gross-up for life insurance benefit. For 2011, includes a contribution in the amount of $32,500 to a Supplemental Retirement Account, matching contributions to HickoryTech's 401(k) plan, personal use of a company provided vehicle, membership to a local country club and premiums plus tax gross-up for life insurance benefit.

(8)
For 2013, includes matching contributions to HickoryTech's 401(k) plan and payment for an executive physical. For 2012, includes matching contributions to HickoryTech's 401(k) plan. For 2011, includes matching contributions to HickoryTech's 401(k) plan and payment for an executive physical.

(9)	For 2013, includes matching contributions to HickoryTech's 401(k), personal use of a company provided vehicle and payment for an executive physical. For 2012, includes matching contributions to HickoryTech's 401(k) and personal use of a Company-provided vehicle. For 2011, includes matching contributions to HickoryTech's 401(k).

(10)	For 2013, includes matching contributions to HickoryTech's 401(k) plan, personal use of a company provided vehicle, membership to a local country club and payment for an executive physical. For 2012, includes matching contributions to HickoryTech's 401(k) plan, personal use of a company-provided vehicle, and membership to a local country club. For 2011, includes matching contributions to HickoryTech's 401(k) plan, personal use of a company-provided vehicle, membership to a local country club and payment for an executive physical.

(11)	For 2013, includes matching contributions to HickoryTech's 401(k) plan. For 2012, includes matching contributions to HickoryTech's 401(k) plan. For 2011, includes matching contributions to HickoryTech's 401(k) plan and payment for an executive physical.

GRANTS OF PLAN-BASED AWARDS IN 2013

The following table shows awards that were granted during 2013 under non-equity and equity plans, including our Executive Incentive Plan and the Long-Term Executive Incentive Program, to the executives named in the Summary Compensation Table.  We did not grant any stock options or restricted stock independent of our Long-Term Executive Incentive Program to any of the named executives.

Name	Grant Date	Estimated Future Payouts Under Non-Equity Incentive Plan Awards(1)			Estimated Future Payouts Under Equity Incentive Plan Awards(2)
		Threshold ($)	Target ($)	Maximum ($)	Threshold ($)	Target ($)	Maximum ($)	Grant Date Fair Value of Stock Awards(3) ($)
John Finke	01-15-13 01-15-13	111,540	202,800	405,600	262,500	350,000	437,500	350,000
David Christensen	01-15-13 01-15-13	59,310	107,837	215,674	63,750	85,000	106,250	85,000
Carol Wirsbinski	01-15-13 01-15-13	71,288	129,615	259,230	112,500	150,000	187,500	150,000
Lane Nordquist	01-15-13 01-15-13	53,448	97,178	194,356	48,750	65,000	81,250	65,000
Mary Jacobs	01-15-13 01-15-13	29,986	54,521	109,042	39,000	52,000	65,000	52,000

(1)  Represents potential payouts that could have been earned under our Executive Incentive Plan for 2013.

(2)  Represents potential payouts under the 2013-2015 LTEIP Program Period.  At the end of the 2013-2015 LTEIP Program Period, the dollar value of the award will be converted into shares of HickoryTech Stock.

(3)   Represents the at-target value of potential payouts under the 2013-2015 LTEIP Program Period.

OUTSTANDING EQUITY AWARDS AT 2013 FISCAL YEAR-END (1)

	Option Awards(1)					Stock Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Option Exercise Price ($)		Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)	Market Value of Shares or Units of Stock That Have Not Vested ($)	Equity Incentive Plan Awards: Number of Unearned Shares That Have Not Vested (#)	Equity Incentive Plan Awards: Market Value of Unearned Shares That Have Not Vested ($)
John Finke	15,000 15,000 12,500		$ $ $	6.95 10.85 11.68	9/1/2016 2/16/2015 2/15/2014	13,983(2) 18,308(4)	179,402(3) 234,892(4)	23,382(5) 27,279(6)	300,000(5) 350,000(6)
David Christensen	5,000 9,000		$ $	10.85 11.68	2/16/2015 2/15/2014	3,962(2) 5,187(4)	50,832(3) 66,549(4)	6,625(5) 6,625(6)	85,000(5) 85,000(6)
Carol Wirsbinski	6,666	3,334		$9.03	4/4/2021	4,661(2) 9,154(4)	59,801(4) 117,446(4)	11,691(5) 11,691(6)	150,000(5) 150,000(6)
Lane Nordquist	5,000 5,000		$ $	10.85 11.68	2/16/2015 2/15/2014	3,029(2) 3,966(4)	38,862(3) 50,884(4)	5,066(5) 5,066(6)	65,000(5) 65,000(6)
Mary Jacobs	10,000 7,500		$ $	10.85 11.68	2/16/2015 2/15/2014	2,424(2) 3,173(4)	31,100(3) 40,710(4)	4,053(5) 4,053(6)	52,000(5) 52,000(6)

(1)  Options shown in this table were granted between 2004 and 2011. No options were granted after 2011 to any of the named executive officers.
(2)  Represents earned shares under the 2010-2012 Long-Term Executive Incentive Program Period that vest one year after award, March 8, 2014.  Shares set forth in the table were earned as of December 31, 2012.
(3)   Based on the December 31, 2013 $12.83 closing price of our common stock on the NASDAQ Global Market.  The actual market value of the shares will vary based on the fair market value of our Company stock at the time the stock awards vest on March 8, 2014.
(4)    Represents earned shares under the 2011-2013 Long-Term Executive Incentive Program Period of which one-half vest within 30 days of award, on April 7, 2014, and one-half vest one year after award, March 7, 2015.  Shares set forth in the table were earned as of December 31, 2013.  The number of shares is estimated using the at-target value of the award multiplied by the percentage of achievement (78.3%) divided by $12.83, the December 31, 2013 closing price of our common stock on the NASDAQ Global Market.  The actual payout of incentives will vary based on the fair market value of our common stock at the time the stock awards are approved by the Board.
(5)   Represents the payout of incentives at target under our 2012-2014 Long-Term Executive Incentive Program Period that was established in 2012.  The number of shares is estimated using the at-target value of the award divided by $12.83, the December 31, 2013 closing price of our common stock on the NASDAQ Global Market.  The actual stock award will vary depending on achievement of objectives and the stock price.
 (6)  Represents the payout of incentives at target under our 2013-2015 Long-Term Executive Incentive Program Period that was established in 2013. The number of shares is estimated using the at-target value of the award divided by $12.83, the December 31, 2013 closing price of our common stock on the NASDAQ Global Market. The actual stock award will vary depending on achievement of objectives and the stock price.

2013 OPTION EXERCISES AND STOCK VESTED

	Option Awards		Stock Awards(1)
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)
John Finke	5,000	9,500	29,076	281,083
David Christensen	-	-	8,488	82,005
Carol Wirsbinski	-	-	4,661	46,050
Lane Nordquist	1,667	2,634	7,556	72,797
Mary Jacobs	5,000	7,700	6,196	59,670

(1)	Represents both restricted shares earned under the 2009-2011 Long-Term Executive Incentive Program Period and the 2010-2012 Long-Term Executive Incentive Program Period. The shares earned under the 2009-2011 Long-Term Executive Incentive Plan were earned as of December 31, 2011 and one half the award vested on March 2, 2013, which was one year following the date of the award. Mr. Finke received 15,093 shares of HickoryTech common stock, Messrs. Christensen and Nordquist each received 4,527 shares of HickoryTech common stock, and Ms. Jacobs received 3,773 shares of HickoryTech stock. To pay the taxes associated with the award, the following shares were turned back to HickoryTech: Mr. Finke turned back 5,246 shares, Messrs. Christensen and Nordquist turned back 1,761 shares, and Ms. Jacobs turned back 1,468 shares.

The shares earned under the 2010-2012 Long-Term Executive Incentive Program were earned as of December 31, 2012 and one half of the awards vested on April 7, 2013, which was 30 days following the date of the award. Mr. Finke received 13,983 shares of HickoryTech common stock, Mr. Christensen received 3,961 shares of HickoryTech common stock, Ms. Wirsbinski received 4,661 shares of HickoryTech common stock, Mr. Nordquist received 3,029 shares of HickoryTech common stock, and Ms. Jacobs received 2,423 shares of HickoryTech common stock. To pay taxes associated with the award the following shares were turned back to HickoryTech: Mr. Finke turned back 4,698 shares, Mr. Christensen turned back 1,331 shares, Ms. Wirsbinski turned back 1,560 shares, Mr. Nordquist turned back 1,014 shares, and Ms. Jacobs turned back 792 shares.

NONQUALIFIED DEFERRED COMPENSATION FOR 2013

The following table provides information about contributions to, and amounts earned in, nonqualified deferred compensation accounts for the named executives during 2013.  For Mr. Finke, the amounts reflected in the table represent: interest earned on compensation voluntarily deferred by Mr. Finke in previous years, the Company's contribution to Mr. Finke's Supplemental Retirement Account and associated interest earnings.  For Mr. Christensen, it reflects interest earned on compensation voluntarily deferred by Mr. Christensen in previous years and interest earned on his Supplemental Retirement Account.  All interest is at a rate equal to the ten year Treasury yield rate as of a pre-determined January date.  The minimum interest rate that can be earned is 4% and the maximum interest rate is 12%. For Messrs. Finke, Christensen, and Nordquist and Ms. Jacobs, it reflects an amount equivalent to the value of dividends earned on those shares which are maintained in a Rabbi Trust.  Except for additional shares representing the value of dividends, no additional contributions are made to the Rabbi Trust by the executive or by the Company.  Shares accumulated in the Rabbi Trust, cash accumulated in Mr. Christensen's Supplemental Retirement Account and all deferred compensation accounts are distributable to the executive only upon termination of employment.  The payout arrangements for Mr. Finke's Supplemental Retirement Account are described in detail under the caption Employment Contracts, Change of Control Agreements, Severance Agreements and Other Agreements on page 33.

Name	Executive Contributions in 2013 ($)	Registrant Contributions in 2013 ($)	Aggregate Earnings in 2013 ($)	Aggregate Withdrawals/ Distributions ($)	Aggregate Balance as of 12/31/13 ($)(8)
John Finke	-	33,800(1)	23,754(2)	-	620,690(3)
David Christensen	-	-	26,042(4)	-	613,464(5)
Carol Wirsbinski	-	-	-	-	-
Lane Nordquist	-	-	3,992(6)	-	90,426(6)
Mary Jacobs	-	-	5,896(7)	-	133,547(7)

(1)	Represents a contribution the Company made to Mr. Finke's Supplemental Retirement Account in the amount of $33,800, which is an amount equivalent to 10% of Mr. Finke's base salary. This amount is included in the "All Other Compensation" column of the Summary Compensation Table for 2013.

(2)	Mr. Finke earned $7,291 of interest on his Deferred Compensation account balance and $8,109 of interest on his Supplemental Retirement Account balance. Interest is earned annually on Mr. Finke's Supplemental Retirement Account and quarterly on his Deferred Compensation Account. Mr. Finke has shares of HickoryTech common stock held in a Rabbi Trust. His shares earned $8,354, an amount equal to the value of dividends on the shares in the trust, and this was contributed to the trust in the form of additional shares. $4,775 of the interest amount shown in this column is included in the Summary Compensation Table.

(3)	Mr. Finke has a Deferred Compensation Account balance of $186,852 and a Supplemental Retirement Account balance of $244,621. At the end of 2013, Mr. Finke had 14,748 shares held in a Rabbi Trust with a market value of $189,217 based on the $12.83 closing price as reported on the NASDAQ Stock Market on December 31, 2013.

(4)	Mr. Christensen earned $511 of interest on his Deferred Compensation Account balance and $6,590 of interest on his Supplemental Retirement Account balance. Interest is earned annually on Mr. Christensen's Supplemental Retirement Account and quarterly on his Deferred Compensation Account. Mr. Christensen has shares of HickoryTech common stock held in a Rabbi Trust. His shares earned $18,941, an amount equal to the value of dividends and this was contributed to the trust in 2013 in the form of additional shares. $2,171 of the interest amount shown in this column is included in the Summary Compensation Table.

(5)	Mr. Christensen has a Deferred Compensation Account balance of $13,093 and a Supplemental Retirement Account balance of $171,349. At the end of 2013, Mr. Christensen had 33,439 shares held in a Rabbi Trust with a market value at $429,022 based on the $12.83 closing price as reported on the NASDAQ Stock Market on December 31, 2013.

(6)	Mr. Nordquist has shares of HickoryTech Common stock held in a Rabbi Trust. His shares earned $3,992, an amount equal to the value of dividends and this was contributed to the trust in 2013 in the form of additional shares. At the end of 2013, Mr. Nordquist had 7,048 shares held in a Rabbi Trust with a market value of $90,426 based on the $12.83 closing price as reported on the NASDAQ Stock Market on December 31, 2013.

(7)	Ms. Jacobs has shares of HickoryTech Common stock held in a Rabbi Trust. Her shares earned $5,896 in 2013, an amount equal to the value of dividends and this was contributed to the trust in the form of additional shares. At the end of 2013 Ms. Jacobs had 10,409 shares held in a Rabbi Trust, with a market value of $133,547 based on the $12.83 closing price as reported on the NASDAQ Stock Market on December 31, 2013.

(8)	$439,186 of the amount reflected in this column for Mr. Finke has been disclosed in the Summary Compensation Table of prior proxy statements. $291,966 of the amount reflected in this column for Mr. Christensen has been disclosed in the Summary Compensation Table of prior proxy statements. None of the amounts reported in this column for Ms. Jacobs or Mr. Nordquist were disclosed in the Summary Compensation Table of prior proxy statements because neither Ms. Jacobs nor Mr. Nordquist was a named executive officer at the time the contributions were made.

EMPLOYMENT CONTRACTS, CHANGE OF CONTROL AGREEMENTS, SEVERANCE AGREEMENTS AND OTHER AGREEMENTS

We provide our named executive officers with the rights to receive certain benefits and payments in connection with their termination of employment. This is done through compensation plans outlined in the Compensation Discussion and Analysis on pages 15-27 and additional payments for certain executives through employment agreements or change of control agreements outlined in this section.  The events that would trigger a named executive officer's entitlement to payments or other benefits upon termination, and the value of the estimated payment and benefits, are described in the following table.  The table assumes a termination date and, where applicable, an initiation of change in control payments on December 31, 2013 and a stock price of $12.83 per share, which was the closing price of our common stock on December 31, 2013.  Any payments made would comply with 409A of the Internal Revenue Code.  All payouts outlined in this section are based on current employment or change of control agreements or current compensation programs with the named executive officers.

Termination Reason	John Finke	David Christensen	Carol Wirsbinski	Lane Nordquist	Mary Jacobs
Voluntary Resignation Without Good Reason	$809,254	$713,731	$120,5169	$180,782	$184,241
Involuntary Termination for Cause	$809,254	$713,731	$120,516	$180,782	$184,241
Voluntary Resignation for Good Reason	$1,316,254	$713,731	$474,012	$180,782	$184,241
Involuntary Termination Without Cause	$1,316,254	$713,731	$474,012	$180,782	$184,241
Change in Control	$4,046,990	$1,675,485	$1,351,707	$1,005,090	$799,201
Death	$1,540,223	$916,118	$447,767	$335,539	$308,057
Disability	$1,540,223	$916,118	$447,767	$335,539	$308,057
Retirement	$1,540,223	$916,118	$447,767	$335,539	$308,057

Voluntary Resignation without Good Reason & Involuntary Termination for Cause

In the event of a voluntary resignation without good reason or an involuntary termination for cause, none of the named executives is entitled to any enhanced benefits from the Company.  The named executives would be eligible to receive balances under their compensation plans as outlined in the Compensation Discussion and Analysis on pages 15-27. These include: the balance in Supplemental Retirement Account (Messrs. Finke and Christensen only), the balance in Deferred Compensation Account (Messrs. Finke and Christensen only), the balance in Rabbi Trust Account (Messrs. Finke, Christensen, and Nordquist, and Ms. Jacobs, only), and the award earned for 2013 fiscal year under the Executive Incentive Plan. The payout of these balances is outlined in the table on page 34. The named executives would also be eligible to receive accrued but unpaid salary, accrued but unused paid time off and the balance of their 401(k) account, which are not reflected in this table.

Voluntary Resignation for Good Reason & Involuntary Termination Without Cause

In the event of a voluntary resignation with good reason or an involuntary termination without cause, not associated with a change of control, Messrs. Christensen and Nordquist, and Ms. Jacobs are not entitled to any enhanced benefits from the Company.  Mr. Finke and Ms. Wirsbinski are entitled to enhanced benefits from the Company as outlined in their individual Employment Agreements.  Mr. Finke and Ms. Wirsbinski would both be eligible for a severance payment that would be equivalent to 18 months of their individual base salary.  The named executives would be eligible to receive balances under their compensation plans as outlined in the Compensation Discussion and Analysis on pages 15-27.  These include: the balance in Supplemental Retirement Account (Messrs. Finke and Christensen only), the balance in Deferred Compensation Account (Messrs. Finke and Christensen only), the balance in Rabbi Trust Account (Messrs. Finke, Christensen, and Nordquist, and Ms. Jacobs only), and the award earned for 2013 fiscal year under the Executive Incentive Plan.  The payout of these balances is outlined in the table on page 34. The named executives would also be eligible to receive accrued but unpaid salary, accrued but unused paid time off and the balance of their 401(k) account, which are not reflected in this table.

Employment Agreement – John Finke

An employment agreement with Mr. Finke was entered into at the time of his promotion to CEO. Mr. Finke's Employment Agreement, dated August 1, 2006, and amended November 29, 2007, provides for an annual salary, subject to annual review and adjustment, for continued participation in the Long-Term Executive Incentive Program and Executive Incentive Plan, for participation in benefit plans we generally make available to executives, for use of a Company-provided vehicle, for membership in a local country club, and for periodic executive physicals at a cost to HickoryTech.

In addition, the Agreement provides the following post-employment benefits:

•	Mr. Finke is eligible for a supplemental retirement benefit pursuant to which we will credit an account for an amount equal to 10% of Mr. Finke's base salary each year annually for ten years, starting December 31, 2007, which accumulates earnings at the ten-year Treasury yield rate as determined at the beginning of each calendar year. The minimum interest rate used is 4% and the maximum is 12%. The amounts accumulated in the account are payable to Mr. Finke in five installments commencing on January 1 of the calendar year following the later of the following events: the date Mr. Finke reaches the age of 55, or when his employment is terminated for any reason other than death or disability. In the event of death, the full balance becomes immediately payable. All payments will be made in accordance with Section 409A of the Internal Revenue Code of 1986, as amended. The total amount accumulated in this account at December 31, 2013 was $244,621.

•	Mr. Finke, an eligible spouse and dependents would be eligible for post-retirement health coverage if, at or after attainment of age 55 and completion of 15 years of service, Mr. Finke's employment is terminated for any reason other than for cause. The health coverage would be under the same terms and conditions of our retiree group health plan provided however, that (1) during the period from Mr. Finke's separation until he reaches the age of 62, HickoryTech's contribution to the cost of Mr. Finke's post-employment group coverage will be fixed at an amount equal to the Company's contribution at the time of Mr. Finke's separation and (2) upon Mr. Finke's attainment of the age of 62, HickoryTech's contribution will continue to be made in an amount equal to our contributions for all other participants in HickoryTech's retiree group health plan. The cost of annual premiums for such health coverage if Mr. Finke were eligible at December 31, 2013 was $13,552.

•	A life insurance benefit is provided for Mr. Finke in an amount equal to $175,000. In the event of Mr. Finke's separation at or after attainment of age 55 and completion of 15 years of service, HickoryTech shall continue to provide the benefit for a period ending upon the earlier of the date Mr. Finke's spouse shall become eligible for Medicare or such other government subsidized health coverage as may be in effect at the time, or the date of her death. The cost of annual premiums and the tax gross-up for this life insurance benefit in 2013 was $984.

If we terminate Mr. Finke's Employment Agreement without "cause," or if he terminates his Agreement for "good reason," we will be obligated to make a severance payment to Mr. Finke equivalent to 18 months additional base salary to be paid in a lump sum on the first regular pay day following the six-month anniversary of his termination of employment and the expiration of the revocation period in his Release of Employment Related Claims.  The payment under the Agreement is also conditioned upon compliance by Mr. Finke with a covenant prohibiting him from disclosing or using our confidential information at any time and from competing with our Company, soliciting any customer to deal with a competitor, or soliciting any employee or officer to provide services to Mr. Finke or any entity with which he is associated for a period of 24 months after termination of employment.

      For purposes of this Employment Agreement with Mr. Finke:

(a)     "Cause" means (i) the gross neglect or willful failure or refusal of executive to perform the duties; (ii) perpetration of an intentional and knowing fraud against or affecting the Company; (iii) any willful or intentional act that could reasonably be expected to injure the reputation, financial condition, business or business relationships of the Company or executive's reputation or business relationships; (iv) conviction of a felony or any crime involving fraud, dishonesty or moral turpitude; (v) the material breach by executive of the Employment Agreement; or (vi) the failure or continued refusal to carry out the directives of the Board.  In (i), (v) and (vi) the Company must give the executive written notice of the existence of cause and, if the act is capable of being remedied, 21 days in which to remedy.

(b)     "Good Reason" means (i) a material reduction in the executive's title, position, total compensation and authority or duties; (ii) any requirement that executive, without consent, move the regular office to a location more than 50 miles from current office location; (iii) the material failure to pay compensation or provide benefits or perquisites to executive as and when required by the terms of the Agreement; or (iv) any material breach by the Company of the Employment Agreement.  In each case, the executive must give written notice within ten days and the Company has 21 days to remedy the event constituting good reason.

Employment Agreement – Carol Wirsbinski

An employment agreement with Ms. Wirsbinski was entered into at the time she joined the Company. Ms. Wirsbinski's Employment Agreement dated, April 4, 2011, provides for an annual salary subject to periodic review and adjustment, participation in the Executive Incentive Plan with an at-target award of 55% of her base salary, participation in the Long-Term Executive Incentive Program, a one-time grant of 10,000 stock options, participation in benefit plans we generally make available to executives and periodic executive physical examinations.

If we terminate Ms. Wirsbinski's Employment Agreement without "cause," or if she terminates the agreement for "good reason," we will be obligated to make a severance payment to Ms. Wirsbinski equivalent to 18 months additional base salary to be paid in a lump sum on the 70th day following the date of termination, provided that the revocation and recession period associated with Ms. Wirsbinski's signed release has expired without revocation or recession.

For purposes of this Employment Agreement with Ms. Wirsbinski:

(a) "Cause" means (i) the gross neglect or willful failure or refusal of executive to perform the duties; (ii) perpetration of an intentional and knowing fraud against or affecting the Company; (iii) any willful or intentional act that could reasonably be expected to injure the reputation, financial condition, business or business relationships of the Company or executive's reputation or business relationships; (iv) conviction of a felony or any crime involving fraud, dishonesty or moral turpitude; (v) the material breach by executive of the Employment Agreement; or (vi) the failure or continued refusal to carry out the directives of the Board.  In (i), (v) and (vi) the Company must give the executive written notice of the existence of cause and, if the act is capable of being remedied, 21 days in which to remedy.

(b) "Good Reason" means (i) a material reduction in the executive's title, position, total compensation and authority or duties; (ii) any requirement that executive, without consent, move the regular office to a location more than 100 miles from current office location; (iii) the material failure to pay compensation or provide benefits or perquisites to executive as and when required by the terms of the Agreement; or (iv) any material breach by the Company of the Employment Agreement. In each case, the executive must give written notice within ten days and the Company has 21 days to remedy the event constituting good reason.

Change of Control

We have Change of Control Agreements with the named executive officers of John Finke, David Christensen, Carol Wirsbinski, Lane Nordquist, and Mary Jacobs.  The Change of Control Agreements were amended and restated as of December 10, 2010.

A Change of Control is defined generally as a change in a majority of our directors other than through succession; the acquisition by any person, or persons acting in concert, of 30% or more of our voting stock or all or substantially all our assets; or a merger, consolidation or share exchange unless 50% or more of our voting shares after the transaction continue to be held by the same stockholders who held the shares immediately prior to such merger, consolidation or statutory share exchange; or the shareholders approve the complete liquidation or dissolution of our Company.

These Agreements provide that (1) if within two years of a change of control of HickoryTech, the employment of Ms. Wirsbinski is terminated for a reason other than for cause, death, voluntary termination, or disability or (2) if within three years of a change in control of HickoryTech, the employment of Messrs. Finke, Christensen, or Nordquist, or Ms. Jacobs is terminated for a reason other than for cause, death, voluntary termination, or disability, or (3) for Messrs. Finke, Christensen,  and Nordquist, and Ms. Jacobs if employment is voluntarily terminated by the executive within a 30-day period following the first anniversary of a change of control of HickoryTech, such officer is entitled to a lump-sum payment.  The lump sum payment is determined by taking the executive's annual at-target compensation for the calendar year in which the termination occurs and multiplying that by 2.99 for Mr. Finke and by 2.0 for the other executive officers.

The three-year protection period was grandfathered for the four officers who had Change of Control Agreements as of December 10, 2010 and remains a part of their amended agreement.  Our current policy is that any Change of Control Agreements entered into after December 10, 2010 will reflect a protection period of two years.

In the event of a change of control, all named executives would be entitled to enhanced benefits from the Company as outlined in their Change of Control Agreements.  These include: the balance in their  Supplemental Retirement Account (Messrs. Finke and Christensen only), the balance in Deferred Compensation Account (Messrs. Finke and Christensen only), the balance in Rabbi Trust Account (Messrs. Finke, Christensen, and Nordquist, and Ms. Jacobs only), the award earned under the Executive Incentive Plan at the target award level during the year of the change of control, and any restricted stock awards earned due to achievement of performance objectives under the LTEIP Program Period that concludes in the year of the change of control. Any restricted stock awards would become due and fully vested immediately upon the audited close of the fiscal year financials. The payout of these balances, assuming a December 31, 2013 change of control, is outlined in the table on page 34. The named executives would also be eligible to receive accrued but unpaid salary, accrued but unused paid time off and the balance of their 401(k) account, which are not reflected in this table.

For all Change of Control Agreements, if any payments are due, any outstanding stock options and unvested restricted shares of HickoryTech stock become immediately vested for the executive.  The value of these options and restricted shares, assuming a December 31, 2013 change of control, is included in the table on page 34.

The executive is also entitled to Company-provided insurance coverage (health, life, dental, accidental death and dismemberment, and any other applicable insured health and welfare benefits, excluding short and long-term disability) for 2.99 years after Mr. Finke's termination of employment and for two years after the other executives' employment termination.  The estimated payments, assuming a December 31, 2013 change of control, are included in the table on page 34.

In the event it shall be determined that any change of control payment due is subject to excise tax imposed by Section 280G of the Internal Revenue Code, and if a reduction in the payment sufficient to avoid the excise tax would result in an increase in the net total payment, then the payment shall be reduced to the amount that is $1 less than the smallest sum that would subject executive to the excise tax. The table on page 34 does not include any reduction under the foregoing formula.

For purposes of these Change of Control Agreements:

(a) "Annual Compensation" is defined as the sum of the executive's then current base salary, bonuses the Executive would have earned under the Executive Incentive Plan had target goals been achieved, target bonus dollar amount awarded to the executive under the Long-Term Executive Incentive Program, and annual Supplemental Retirement Plan contributions (where applicable).

(b) "Cause" is defined as (i) a persistent failure by the executive to perform the duties and responsibilities of their job, which is willful and deliberate on the executive's part; (ii) criminal act(s) undertaken by the executive and intended to result in substantial gain or personal enrichment of the executive at the expense of the Company; (iii) unlawful conduct or gross misconduct that is willful and deliberate on the executive's part and that, in either event, is materially injurious to the Company; or (iv) the conviction of the executive of a felony.

Death, Disability and Retirement

In the event of death, disability or retirement the named executives would be entitled to enhanced benefits under the Long-Term Executive Incentive Program.  All unvested, restricted shares that have been granted would immediately vest upon death, retirement or disability.  Additionally, if the named executive has been a participant in the Program Period for at least one year they would remain eligible for a prorated portion of any payouts earned under any such initiated, but not yet completed, Program Periods they had been a participant in, based on the achievement of the pre-established performance objectives at the close of such Program Period.  If at the time of death, disability or retirement the named executive had been in the Program Period for less than one year following the Program Period's initiation, the Board has sole discretion to grant a prorated payout.  The estimated payouts in the event of death, disability or retirement were based on the assumption that the 2012-2014 Program Period and 2013-2015 Program Period would pay out at target.  In addition, the named executives would be eligible to receive balances under the compensation plans as outlined in the Compensation Discussion and Analysis on pages 15-27.  These include: the balance in Supplemental Retirement Account (Messrs. Finke and Christensen only), the balance in Deferred Compensation Account (Messrs. Finke and Christensen only), the balance in Rabbi Trust Account (Messrs. Finke, Christensen, and Nordquist, and Ms. Jacobs only), and the award earned for 2013 fiscal year under the Executive Incentive Plan.  The payout of these balances is included in the table on page 34.  The named executives would also be eligible to receive accrued but unpaid salary, accrued but unused paid time off and the balance of their 401(k) account, which are not reflected in this table.

COMPENSATION COMMITTEE REPORT
ON EXECUTIVE COMPENSATION

The Compensation Committee evaluates and establishes compensation for executive officers and oversees our executive stock plans and other executive incentive and benefit programs.  Management has the primary responsibility for our financial statements and reporting process, including the disclosure of executive compensation.  With this in mind, as the Compensation Committee, we have reviewed and discussed with management the Compensation Discussion and Analysis found on pages 15-27 of this proxy statement.  The Committee is satisfied that the Compensation Discussion and Analysis fairly and completely represents the philosophy, intent, and actions of the Committee with regard to executive compensation.  We recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this proxy statement for filing with the Securities and Exchange Commission.

COMPENSATION COMMITTEE
Dale E. Parker, Chair	Lyle T. Bosacker
James W. Bracke	R. Wynn Kearney, Jr.

AUDIT COMMITTEE REPORT

The Audit Committee is made up solely of independent directors, as defined in the applicable NASDAQ and SEC rules, and it operates under a written charter, updated on February 25, 2014, which is available by accessing the investor relations section of our website at http://investor.hickorytech.com.  In summary, the charter of the Audit Committee specifies that the purpose of the Audit Committee is to assist the Board of Directors in fulfilling its oversight responsibility for the Company financial statements and reports, and it evaluates the adequacy of Company internal controls over financial reporting and it meets with independent auditors on these matters.  The Audit Committee is responsible for retaining, compensating and overseeing the work of the independent auditor, as well as reviewing their qualifications, independence and performance.  The Audit Committee assesses the system of compliance with legal and regulatory matters, and reviews all related party transactions.  The Audit Committee establishes a procedure for receipt and review of complaints and of confidential employee concerns regarding accounting or auditing matters, or fraud.  The Audit Committee also has responsibility for the implementation and oversight of the ongoing enterprise risk management process including identifying, prioritizing, and assigning ownership of key risks.

Our management is responsible for financial reporting practices and internal controls, and for the financial statements and reports.   The independent auditor is responsible for auditing our financial statements and expressing an opinion on the conformity of audited financial statements with U.S. generally accepted accounting principles, and expressing an opinion on management's assessment of, and effective operation of, the Company's internal control over financial reporting.

The Audit Committee met five times during 2013. Its meetings include executive sessions with the Company's independent auditor, and sessions without the presence of management.

In connection with its oversight of the Company's financial statements for the fiscal year ended December 31, 2013, the Audit Committee has:

•	Reviewed and discussed the audited financial statements with management and with representatives of Moss Adams LLP, the Company's independent auditor, and received consent to use the previous year audit report of our prior independent auditor, Grant Thornton LLP.
•	Discussed with our independent auditor the matters required to be discussed by Public Company Accounting Oversight Board (PCAOB) Auditing Standard No. 16 (Communication with Audit Committee).

•	Received written disclosures and letter from Moss Adams LLP required by applicable requirements of the PCAOB regarding Moss Adams LLP's communication with the Audit Committee concerning independence, and has discussed with Moss Adams LLP its independence.

Based on these actions, the Audit Committee has recommended to the Board of Directors that the audited financial statements be included in our Annual Report on Form 10-K for filing with the Securities and Exchange Commission for the fiscal year ended December 31, 2013.
AUDIT COMMITTEE
James W. Bracke, Chair	Robert D. Alton, Jr.
Lyle T. Bosacker	Dale E. Parker

INDEPENDENT AUDITORS AND PAYMENT OF FEES TO AUDITORS

We retained Moss Adams LLP as our Independent Registered Public Accounting Firm in June 2012.   Moss Adams LLP has audited the financial statements for the fiscal years ending December 31, 2013 and 2012 and Grant Thornton LLP has audited the financial statements of HickoryTech for the fiscal years ending December 31, 2007 through December 31, 2011.  A representative of Moss Adams LLP will be present at the Annual Meeting and will have an opportunity to make a statement if they so desire, and will be available to respond to appropriate questions with respect to that firm's audit.

The aggregate fees billed to HickoryTech for fiscal years 2013 and 2012 by Moss Adams LLP, HickoryTech's independent auditors, are as follows:

	Fiscal 2013	Fiscal 2012
Audit Fees	$315,000	$342,015
Audit Related Fees	-	-
Tax Fees	-	-
All Other Fees	$56,518	$58,542
TOTAL FEES	$371,518	$400,557

Audit fees include audits of HickoryTech's financial statements for the fiscal years ended December 31, 2013 and 2012, and reviews of HickoryTech's financial statements included in HickoryTech's quarterly reports on Form 10-Q during the last fiscal year.  Audit fees for fiscal 2013 and 2012 also include work associated with testing required under Section 404 of the Sarbanes-Oxley Act of 2002.

In 2003, the Audit Committee adopted policies and procedures requiring pre-approval for audit and non-audit services that would be provided by HickoryTech's independent auditors, and the engagements of Moss Adams LLP and Grant Thornton LLP have been made pursuant to such policies and procedures.  The Audit Committee approved all services performed by Moss Adams LLP and Grant Thornton LLP during fiscal years 2013 and 2012.

The Audit Committee has considered whether the provision of non-audit services is compatible with maintaining Moss Adams LLP's independence and believes it is appropriate.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Exchange Act requires executive officers, directors and persons who beneficially own more than 10% of our common stock to file reports of ownership and reports of changes in ownership with the SEC and to furnish HickoryTech with copies of such reports.  To our knowledge, based solely on review of the filings with Securities and Exchange Commission and written representations furnished to us for the fiscal year ended December 31, 2013, all Section 16(a) filing requirements were filed in a timely manner.

METHOD AND EXPENSES OF SOLICITATION

The cost of soliciting proxies, including the cost of preparing and mailing the notice regarding the availability of proxy materials and proxy materials that are mailed, will be paid by HickoryTech. HickoryTech may reimburse brokers, banks and others holding shares in their names that are beneficially owned by others for the cost of forwarding proxy materials and obtaining proxies from their principals. In addition to solicitation by mail, officers or regular employees of HickoryTech, without extra compensation, may solicit proxies by personal interview, mail, telephone and other appropriate communication methods.

HOUSEHOLDING

We have adopted a procedure approved by the SEC called "householding."  Under this procedure, if shareholders have the same address and the same last name and have requested householding in the past, they will receive only one copy of our printed notice. This procedure reduces our printing and postage costs and conserves natural resources.  Each shareholder who participates in householding will continue to have access to and use separate voting instructions.

PROPOSALS OF SHAREHOLDERS

Proposals submitted by shareholders must be received by HickoryTech no later than November 24, 2014 for inclusion in the proxy materials for the next Annual Meeting proposed to be held in May 2015.

Regardless of whether included in management's proxy materials, the By-laws of HickoryTech state that to properly bring a proposal before a regular meeting of the shareholders, the shareholder(s) must submit a written notice to the Corporate Secretary of HickoryTech at least 120 days prior to the anniversary of the release of the prior year's proxy statement.  The written notice must set forth: (1) the names and addresses of the shareholders; (2) the class and number of shares owned by the shareholders; (3) a brief description and the reasons for the proposal; and (4) any material interest of the shareholders in the proposal.  This notice must be received by HickoryTech no later than November 24, 2014.  In addition, if we receive notice of shareholder proposals after February 7, 2015, then the persons named as proxies in such proxy statement and form of proxy will have discretionary authority to vote on such shareholder proposals, without discussion of such matters in the proxy statement and without such proposals appearing as a separate item on the proxy card.

AVAILABILITY OF FORM 10-K

Shareholders may obtain a copy of HickoryTech's Form 10-K for the 2013 fiscal year, free of charge, by a written request to HickoryTech's executive offices directed to:

David A. Christensen, Corporate Secretary
HickoryTech Corporation
221 East Hickory Street, P.O. Box 3248
Mankato, Minnesota 56002-3248

DIRECTIONS TO ANNUAL MEETING

The Annual Meeting of Shareholders of HickoryTech Corporation will be held at the Mankato Civic Center at 1 Civic Center Plaza (at the corner of Riverfront Drive and Hickory Street) in Mankato, MN on Tuesday, May 6, 2014 at 10:00 a.m.  Please contact Investor Relations at 507-387-3355 if you require directions to our Annual Meeting.

OTHER MATTERS

Management does not know of other matters that may come before the Annual Meeting. However, if any other matters properly come before the meeting, it is the intention of the persons designated as proxies to vote in accordance with their best judgment on such matters.

BY THE ORDER OF THE
BOARD OF DIRECTORS
HICKORYTECH CORPORATION

Diane L. Dewbrey – Board Chair
Mankato, Minnesota

221 East Hickory Street
P.O. Box 3248

Mankato, MN 56002-3248

HICKORY TECH CORPORATION
221 EAST HICKORY STREET
PO BOX 3248
MANKATO, MN 56002-3248

VOTE BY INTERNET - www.proxyvote.com
Use the Internet to transmit your voting instructions and for electronic delivery of information until 11:59 p.m. (CDT) on May 5, 2014. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

VOTE BY PHONE - 1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions until 11:59 p.m. (CDT) on May 5, 2014. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

M69078-P47424 KEEP THIS PORTION FOR YOUR RECORDS

DETACH AND RETURN THIS PORTION ONLY

HICKORY TECH CORPORATION

The Board of Directors recommends you vote FOR the following:

	For All	Withhold All	For All Except
1. Election of Directors to be elected for terms expiring in 2017	☐	☐	☐

Nominees:

01) Robert D. Alton, Jr.
02) R. Wynn Kearney, Jr.
03) Dale E. Parker

To withhold authority to vote for any individual nominee(s), mark "For All Except" and write the number(s) of the nominee(s) on the line below.

____

The Board of Directors recommends you vote FOR the following proposal:

The Board of Directors recommends you vote FOR the following proposal:

	For	Against	Abstain
3. Approval of an amendment to our Company By-laws to eliminate the maximum age requirement associated with Director Elections.	☐	☐	☐

The Board of Directors recommends you vote FOR the following proposal:

	For	Against	Abstain
4. Ratification of Moss Adams LLP as independent auditor.	☐	☐	☐

NOTE: THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED AS DIRECTED OR, IF NO DIRECTION IS GIVEN, WILL BE VOTED FOR THE PROPOSALS. PLEASE SIGN AND RETURN PROMPTLY. THANK YOU.

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.

Signature [PLEASE SIGN WITHIN BOX]	Date	Signature (Joint Owners)	Date

ANNUAL MEETING OF SHAREHOLDERS
Tuesday, May 6, 2014
10:00 a.m.

Mankato Civic Center
1 Civic Center Plaza
Mankato, Minnesota 56001

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting: Our proxy statement, the form of our proxy card, and Annual Report on Form 10-K can be viewed online at www.hickorytech.com/proxy

M69079-P47424

This proxy is solicited by the Board of Directors for use at the Annual Meeting on Tuesday, May 6, 2014.

The shares of stock held will be voted as you specify on the reverse side.

If no choice is specified, the proxy will be voted "FOR" Items 1, 2, 3 and 4.

By signing the proxy, you revoke all prior proxies and appoint Diane L. Dewbrey and John W. Finke, and each of them, with full power of substitution, to vote the shares on the matters shown on the reverse side and any other matters which may come before the Annual Meeting and all adjournments thereof. Please vote, sign and date on the reverse side and return this card in the mail. Or, take advantage of the option to vote by telephone or Internet. To vote by phone or Internet, please follow the instructions on the reverse side.

Thank you.

Continued and to be signed on reverse side